                                                                     Exhibit 2.1

                         UNITED STATES BANKRUPTCY COURT
                        FOR THE SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

                                                       FILED /s/
                                                       2002 MAR -8 AM 10:26
                                                       MICHAEL D. WEBB, CLERK
                                                       U.S. BANKRUPTCY COURT
                                                       SOUTHERN DISTRICT OF OHIO

In re                                        )     Chapter 11
                                             )
CHIQUITA BRANDS INTERNATIONAL,               )     Case No. 01-18812
INC.                                         )
                                             )     Honorable J. Vincent Aug, Jr.
                Debtor.                      )

            ORDER CONFIRMING SECOND AMENDED PLAN OF REORGANIZATION OF
           CHIQUITA BRANDS INTERNATIONAL, INC. UNDER CHAPTER 11 OF THE
                                 BANKRUPTCY CODE
                                 ---------------

          The above-captioned debtor and debtor in possession (the "Debtor")
                                                                    ------
having filed a voluntary petition for relief under chapter 11 of title 11, United States Code (the "Bankruptcy Code") on November 28, 2001 (the "Petition
                         ---------------                              --------
Date"); the Debtor having filed on January 17, 2002, the First Amended Plan of
----
Reorganization of Chiquita Brands International, Inc. Under Chapter 11 of the Bankruptcy Code (the "First Amended Plan"); the Debtor having made certain
                      ------------------
non-material modifications to the First Amended Plan (which modifications are hereby approved pursuant to section 1127 of the Bankruptcy Code and Rule 3019 of the Federal Rules of Bankruptcy Procedure) as set forth in the Second Amended Plan of Reorganization of Chiquita Brands International, Inc. dated March 6, 2002 (the "Plan") (a copy of the Plan is attached hereto as Exhibit A and
           ----                                             ---------
incorporated herein by reference); the Court having approved the First Amended Disclosure Statement for Plan of Reorganization of Chiquita Brands International, Inc. Under Chapter 11 of the Bankruptcy Code (the "Disclosure
                                                                  ----------
Statement") pursuant to that certain Order dated January 18, 2002 (the
--------
"Disclosure Statement Order"); the Debtor having distributed
 --------------------------

                                               I certify that this is a copy of
                                               the original
                                               filed 3/8/02
                                                     ------
                                               Michael D. Webb
                                               Clerk Of The Bankruptcy Court
                                               By /s/ C. Doyle      Deputy Clerk
                                                     ---------------
                                               Issued 3/8/02
                                                      ------
the Plan and the Disclosure Statement to all holders of Impaired Claims/1/ against the Debtor, together with a solicitation of votes to accept or reject the Plan, beginning on or about January 18, 2002 consistent with the Disclosure Statement Order; this Court, upon motion of the Debtor, having entered an Order dated November 30, 2001 (the "Scheduling Order") setting March 8, 2002 at 10:00
                              ----------------
a.m. prevailing eastern time as the date and time of a hearing pursua nt to Rules
3017 and 3018 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy
                                                                 ----------
Rules") and sections 1126, 1128 and 1129 of the Bankruptcy Code to consider the
-----
Confirmation of the Plan (the "Confirmation Hearing"); the Affidavit of Jane
                               --------------------
Sullivan of Innisfree M&A Incorporated Certifying the Tabulation of the Ballots Received for the Debtor's Plan of Reorganization having been filed with this Court on March 7, 2002, with respect to the results of the voting by the Holders of Claims in Impaired Classes under the Plan; the Affidavit of Jane Sullivan of Innisfree M&A Incorporated Certifying the Procedures for Distribution of Solicitation Materials having been filed with this Court on March 7, 2002, with respect to the distribution of the solicitation materials consistent with the Disclosure Statement Order; the Debtor having submitted the Affidavit of Robert
W. Olson in support of Confirmation of the Plan; this Court having reviewed the Plan and the Disclosure Statement; this Court having reviewed the above-listed pleadings and all filed exhibits, statements and comments regarding Confirmation; this Court having heard the statements of counsel in respect of Confirmation at the Confirmation Hearing; this Court having considered all testimony presented and evidence admitted by affidavits or otherwise at the Confirmation Hearing; this Court having taken judicial notice of the papers and pleadings on file

----------
     /1 Capitalized terms not defined herein shall have those meanings ascribed to them in the Plan. The rules of interpretation set forth in Article I.A of the Plan shall apply to these Findings of Fact, Conclusions of Law and Order (this "Confirmation Order"). In accordance with Section III.A of this Confirmation
 ------------------
Order, if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control./ in the Chapter 11 Case; and it appearing to this Court that (a) notice of the Confirmation Hearing and the opportunity of any party in interest to object to Confirmation were adequate and appropriate as to all parties to be affected by the Plan and the transactions contemplated thereby, and (b) the legal and factual bases presented at the Confirmation Hearing establish just cause for the relief granted in this Confirmation Order; this Court hereby makes and issues the following Findings of Fact, Conclusions of Law and Orders:/2/

                                        I
                                FINDINGS OF FACT
                                ----------------

A.   Jurisdiction and Venue
     ----------------------

          On the Petition Date, the Debtor commenced the Chapter 11 Case by filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The Debtor was and is qualified to be a debtor under section 109 of the Bankruptcy Code. Venue in the Southern District of Ohio was proper as of the Petition Date and continues to be proper.

B.   Compliance with the Requirements of Section 1129 of the Bankruptcy Code

     1.   Section 1129(a)(1) - Compliance of the Plan with Applicable Provisions
          ----------------------------------------------------------------------
          of the Bankruptcy Code
          ----------------------

          The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including without limitation, sections 1122 and 1123. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan designates Classes of Claims and Equity Interests, other than Administrative Claims

----------
     /2 This Confirmation Order constitutes this Court's findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable by Bankruptcy Rules 7052 and 9014. Any and all findings of fact shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law shall constitute conclusions of law even if they are stated as findings of fact./ and Priority Tax Claims./3/ As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Equity Interests contains only Claims or Equity Interests that are substantially similar to the other Claims or Equity Interests within that Class. The Debtor has presented clear and convincing evidence that the classifications of Claims and Equity Interests under the Plan is reasonable under the circumstances.

          Pursuant to sections 1123(a)(2) and (3) of the Bankruptcy Code,
Article III of the Plan specifies all Claims that are not impaired and specifies the treatment of all Claims and Equity Interests that are impaired. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan also provides the same treatment for each Claim or Equity Interest within a particular Class.

          Pursuant to section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate means for the Plan's implementation. The Debtor will have, immediately upon the effectiveness of the Plan, sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the Plan. Moreover, Article V and various other provisions of the Plan specifically provide adequate means for the Plan's implementation, including, without limitation: (a) the continuation of the corporate existence and the vesting of assets in the Reorganized Debtor; (b) the cancellation of the Old Notes, Old Preferred Stock and Old Common Stock; (c) the issuance of the New Notes, New Common Stock and New Warrants and the execution of related documents; (d) the adoption of the Third Restated Certificate of Incorporation and the Restated By-laws; and (e) the sources of Cash for distributions required under the Plan.
Article V.D(1) of the Plan provides for the inclusion in the Third Restated

----------
     /3 The Administrative Claims and the Priority Tax Claims are not required to be designated pursuant to section 1123(a)(1) of the Bankruptcy Code. 11 U.S.C.Section 1123(a)(1). For treatment of the Administrative Claims and the Priority Tax Claims, see Section I.B(9) of this Confirmation Order./

Certificate of Incorporation and the Restated By-laws of all provisions required to be included in the corporate charter of the Reorganized Debtor under section 1123(a)(6) of the Bankruptcy Code.

     2.   Section 1129(a)(2) - Compliance of the Debtor with Appli3cable
          --------------------------------------------------------------
          Provisions of the Bankruptcy Code
          ---------------------------------

          The Debtor, as proponent of the Plan, has complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 and Bankruptcy Rules 3017, 3018 and 3019. The solicitation of acceptances or rejections of the Plan was (a) in compliance with all applicable laws, rules, and regulations governing the adequacy of disclosure in connection with such solicitation, and (b) solicited after disclosure to holders of claims or interests of adequate information as defined in section 1125(a) of the Bankruptcy Code.

          The Debtor, its directors, officers, employees, agents, affiliates and Professionals have acted in "good faith," within the meaning of section 1125(e) of the Bankruptcy Code.

     3.   Section 1129(a)(3) - Proposal of Plan in Good Faith
          ---------------------------------------------------

          The Debtor proposed the Plan in good faith and not by any means forbidden by law. Consistent with the overriding purpose of chapter 11 of the Bankruptcy Code, the Plan is designed to allow the Debtor to reorganize by providing it with a capital structure that will allow it to satisfy its obligations with sufficient liquidity and capital resources Moreover, the Plan itself, and the process leading to its formulation, provide independent evidence of the Debtor's good faith.

     4.   Section 1129(a)(4) - Bankruptcy Court Approval of Certain Payments as
          ----------------------------------------------------------------------
          Reasonable
          ----------

          Pursuant to section 1129(a)(4) of the Bankruptcy Code, any payment made or promised by the Debtor or by any person issuing securities or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been, or will be before payment, disclosed to this Court. Any such payment made before Confirmation was reasonable, and was made with appropriate authority of the Court. Any such payment to be fixed after Confirmation is subject to the approval of this Court as reasonable, consistent with this Order.

     5.   Section 1129(a)(5) - Disclosure of Identity and Affiliations of
          ---------------------------------------------------------------
          Proposed Management, Compensation of Insiders and Consistency of
          ----------------------------------------------------------------
          Management Proposals with the Interests of Creditors and Public Policy
          ----------------------------------------------------------------------

     Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtor has disclosed the identity and affiliations of the proposed directors and principal officers of the Reorganized Debtor following confirmation of the Plan and the identity and compensation of insiders who will be employed or retained by the Reorganized Debtor. The initial officers of the Debtor as of the Effective Date shall be: Steven G. Warshaw (President and Chief Executive Officer), Robert W. Olson (Senior Vice President, General Counsel and Secretary), James B. Riley (Senior Vice President and Chief Financial Officer), Carla A. Byron (Vice President, Treasury and Corporate Planning), Joseph W. Bradley (Vice President, Taxation), Jeffrey T. Klare (Vice President, Information Systems), Steven M. Kreps (Vice President, Internal Audit), Barry H. Morris (Vice President, Human Resources), William A. Tsacalis (Vice President and Controller), Jeffrey M. Zalla (Corporate Responsibility Officer and Vice President, Corporate Communications), Barbara Wagner (Associate General Counsel and Assistant Secretary), Kurt A. Freyberger (Assistant Controller), Mario A. Mendez (Assistant Controller) and Barbara M. Howland (Assistant Secretary). The initial board of directors of the Reorganized Debtor as of the Effective Date shall be:
Morten Arntzen, Jeffrey D. Benjamin, Robert W. Fisher, Cyrus F. Freidheim, Jr., Roderick M. Hills, Carl H. Lindner and Steven G. Warshaw. The appointment or continuance of the proposed directors and officers is consistent with the interests of the Holders of Claims and Equity Interests and public policy.

     6.   Section 1129(a)(6) - Approval of Rate Changes
          ---------------------------------------------

          The Debtor's current business does not involve the establishment of rates over which any regulatory commission has or will have jurisdiction after Confirmation.

     7.   Section 1129(a)(7) - Best Interests of Creditors and Equity Interest
          --------------------------------------------------------------------
          Holders
          -------

          With respect to each Impaired Class of Claims or Equity Interests of the Debtor, each Holder of a Claim or Equity Interest in such Class has accepted the Plan or will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive or retain if the Debtor were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

     8.   Section 1129(a)(8) - Acceptance of the Plan by Each Impaired Class

          Pursuant to sections 1126 and 1129(a)(8) of the Bankruptcy Code, (a) as indicated in Article III of the Plan, Classes 1, 2 and 3 are unimpaired, and
(b) as indicated in the Sullivan Voting Affidavit, all Impaired Classes, other than Class 7, have accepted the Plan, pursuant to sections 1126(c) and (d) of the Bankruptcy Code. Because the Plan provides that Holders of Class 7 Claims will not receive any distribution or retain any property under the Plan, Class 7 is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Notwithstanding the lack of compliance of Class 7 with section 1129(a)(8) of the Bankruptcy Code, the Plan is confirmable because, as more fully set forth in Section I.B(14) of this Confirmation Order, the Plan satisfies section 1129(b)(1) of the Bankruptcy Code with respect to Class 7.

     9.   Section 1129(a)(9) - Treatment of Claims Entitled to Priority Pursuant
          ----------------------------------------------------------------------
          to Section 507(a) of the Bankruptcy Code
          ----------------------------------------

          The Plan provides for treatment of Administrative Claims, Priority Tax Claims and Claims entitled to priority pursuant to sections 507(a)(3)-(6) of the Bankruptcy Code in the manner required by section 1129(a)(9) of the Bankruptcy Code.

     10.  Section 1129(a)(10) - Acceptance By At Least One Impaired Class
          ---------------------------------------------------------------

          As required by section 1129(a)(10) of the Bankruptcy Code and as indicated in the Sullivan Voting Affidavit, at least one Class of Claims or Equity Interests that is impaired under the Plan has accepted the Plan, excluding votes cast by insiders.

     11.  Section 1129(a)(11) - Feasibility of the Plan
          ---------------------------------------------

          Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor, the Reorganized Debtor or any successor to the Reorganized Debtor under the Plan, and the Plan complies with section 1129(a)(11) of the Bankruptcy Code.

     12.  Section 1129(a)(12) - Payment of Bankruptcy Fees
          ------------------------------------------------

          In accordance with section 1129(a)(12) of the Bankruptcy Code, Article XII.C of the Plan provides for the payment of all fees payable under 28 U.S.C.
Section 1930 on or before the Effective Date. The Debtor or Reorganized Debtor has adequate means to pay all such fees.

     13.  Section 1129(a)(13) - Retiree Benefits
          --------------------------------------

          In accordance with section 1129(a)(13) of the Bankruptcy Code, Article VI.E of the Plan provides for the continuation after the Effective Date of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to Confirmation, for the duration of the period the Debtor has obligated itself to provide such benefits.

     14.  Section 1129(b) - Confirmation of Plan Over Nonacceptance of Impaired
          ---------------------------------------------------------------------
          Class
          -----

          Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan is confirmed notwithstanding that, contrary to section 1129(a)(8) of the Bankruptcy Code, Class 7 Claims are impaired and such Holders are deemed to have rejected the Plan. The Plan does not discriminate unfairly and is fair and equitable with respect to the Holders of Class 7 Claims. There is no Holder of Claims junior to the Class 7 Claims who will receive or retain any property under the Plan on account of such junior Claim.

C.   Treatment of Unimpaired Claims
     ------------------------------

          The provisions of the Plan with respect to the Holders of the Unimpaired Claims are fair and appropriate, and the Plan does not require the Holders of the Unimpaired Claims to file proofs of claim with this Court and does not discharge such Unimpaired Claims.

D.   Satisfaction of Conditions to Confirmation
     ------------------------------------------

          Each of the conditions precedent to the entry of this Confirmation Order has been satisfied or waived in accordance with the Plan.

                                       II

                               CONCLUSIONS OF LAW

A.   Jurisdiction and Venue
     ----------------------

          This Court has jurisdiction over this matter pursuant to 28 U.S.C.
Section 1334. This is a core proceeding pursuant to 28 U.S.C.Section 157(b)(2). The Debtor was and is qualified to be a debtor under section 109 of the Bankruptcy Code. Venue in the Southern District of Ohio was proper as of the Petition Date and continues to be proper under 28 U.S.C.Section Section 1408 and 1409.

B.   Exemptions from Taxation
     ------------------------

          Pursuant to section 1146(c) of the Bankruptcy Code: (i) the issuance, distribution, transfer or exchange of the New Common Stock, New Notes and New Warrants; (ii) the creation, modification, consolidation or recording of any mortgage, deed of trust or other security interest, the securing of additional indebtedness by such means or by other means (whether in connection with the issuance and distribution of New Common Stock, New Notes and New Warrants or otherwise in furtherance of, or in connection with, the Plan); (iii) the making, assignment or recording of any lease or sublease; or (iv) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instruments of transfer executed in connection with any transactions arising out of, contemplated by or in any way related to the Plan or this Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall be, and hereby are, directed to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

C.   Compliance with Section 1129 of the Bankruptcy Code
     ---------------------------------------------------

          As set forth in Section I.B of this Confirmation Order, the Plan complies in all respects with the applicable requirements of section 1129 of the Bankruptcy Code.

D.   Releases
     --------

          Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a): (i) the settlements, compromises, releases, discharges, exculpations, and injunctions set forth in the Plan and implemented by this Confirmation Order shall be, and hereby are, approved as fair, equitable, reasonable and in the best interests of the Debtor, the Reorganized Debtor and its Estate, Creditors and Equity Interest Holders; and (ii) the settlement or compromise of all claims or controversies set forth in the Plan relating to the termination of all contractual, legal and equitable subordination rights that any Holder of a Claim or Equity Interest may have with respect to any Allowed Claim or Allowed Interest, or any distribution to be made pursuant to the Plan on account of such Allowed Claim, is in the best interests of the Debtor, its Estate, Creditors and Equity Interest Holders, and shall be, and hereby is, approved as fair, equitable and reasonable.

          All settlements, compromises, releases, discharges, exculpations and injunctions set forth in the Plan shall be, and hereby are, effective and binding on all persons and entities who may have had standing to assert such claims or causes of action, and no person or entity shall possess such standing to assert such claims or causes of action after the Effective Date.

E.   Agreements and Other Documents
     ------------------------------

          The Debtor has disclosed all material facts regarding: (i) the adoption of the Third Restated Certificate of Incorporation or similar constituent documents; (ii) the Restated By-laws; (iii) the selection of directors and officers for the Reorganized Debtor; (iv) the New Note Indenture and constituent documents; (v) the Warrant Agreement; (vi) the implementation of the Lock-Up Agreement; (vii) the Registration Rights Agreement; (viii) the 2002 Stock Option Plan; (ix) the distribution of Cash on the Effective Date; (x) the issuance and distribution of New Common Stock, New Notes and the New Warrants;
(xi) the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements;
(xii) the adoption, execution and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Reorganized Debtor; and (xiii) the adoption, execution and delivery of all contracts, leases, instruments, releases, indentures and other agreements related to any of the foregoing.

          Pursuant to the New Jersey Business Corporation Act and any comparable provision of the business corporation laws of any other state, as applicable, no action of the directors or stockholders of the Reorganized Debtor will be required to authorize it to engage in any of the activities set forth in the preceding paragraph or as otherwise contemplated by the Plan or in furtherance thereof and such activities shall be, and hereby are, deemed to have occurred and be effective as provided in the Plan and such activities shall be, and hereby are, authorized and approved in all respects.

                                       III
                                      ORDER
                                      -----

A.   Confirmation of the Plan
     ------------------------

          The Plan and each of its provisions shall be, and hereby are, confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code. The terms of the Plan and exhibits thereto are incorporated by reference into, and are an integral part of, this Confirmation Order. Notwithstanding the foregoing, if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. All objections and responses to, and statements and comments regarding, the Plan, to the extent not already withdrawn, shall be, and hereby are, overruled.

B.   Effects of Confirmation
     -----------------------

     1.   Executory Contracts and Unexpired Leases
          ----------------------------------------

          The executory contract and unexpired lease provisions of Article VI of the Plan shall be, and hereby are, approved. Immediately prior to the Effective Date, all executory contracts and unexpired leases of the Debtor will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those executory contracts and unexpired leases that (a) have been rejected by order of this Court, (b) are the subject of a motion to reject pending on the Effective Date, (c) are identified on a list to be filed with this Court on or before the Confirmation Date, as to be rejected, or (d) are rejected pursuant to the terms of the Plan.

          Notwithstanding anything to the contrary contained in the Plan or this Confirmation Order, (a) immediately prior to the Effective Date, the Debtor shall be deemed to have assumed the letter agreement, dated March 21, 2001, with Houlihan (the "Houlihan Letter") pursuant to which, among other things, the
               ---------------
Debtor agreed to pay to Houlihan certain fees for advisory services rendered to the Prepetition Senior Noteholder Committee, and (b) on or as soon as practicable after the Effective Date, the Debtor shall make the payments set forth in the Houlihan Letter.

          Notwithstanding anything to the contrary contained in the Plan or this Confirmation Order, the Debtor shall be deemed to assume each COC Agreement as the Waiver Condition has occurred with respect to each such COC Agreement.

          The 2002 Stock Option and Incentive Plan (the "2002 Option Plan") is
                                                         ----------------
hereby approved in all respects, including for purposes of qualifying the options issued or to be issued pursuant to the 2002 Option Plan as "incentive stock options" under section 422 of the Internal Revenue Code and for purposes of qualifying all amounts paid or to be paid under the 2002 Option Plan for purposes of section 162(m)(4)(C)(ii) of the Internal Revenue Code. The Management Incentive Shares are hereby approved in all respects, including for purposes of qualifying all shares issued under the Management Incentive Shares under section 162(m)(4)(C)(ii) of the Internal Revenue Code.

          Except as otherwise expressly provided under the Plan, all employment and severance policies, and all compensation and benefit plans, policies and programs of the Debtor applicable to its employees, former employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, deferred compensation plans and life, accidental death, and dismemberment insurance plans are hereby treated as executory contracts and on the Effective Date shall be, and hereby are, deemed assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

          The obligations of the Debtor to indemnify any Person serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such Person's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtor's constituent documents or by a written agreement with the Debtor or under New Jersey corporate law, shall be, and hereby are, deemed and treated as executory contracts that are assumed by the Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be, and hereby are, treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of this Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

     2.   Subordination Injunction
          ------------------------

          The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights shall be, and hereby are, settled, compromised and released pursuant to the Plan. As of the Effective Date, all Persons and Entities shall be, and hereby are, permanently enjoined from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to Article X.A of the Plan and this Section III.B(2) of this Confirmation Order.

     3.   Unimpaired Claims
          -----------------

          All Administrative Claims, Priority Tax Claims, and Class 1, 2 and 3 Claims are not impaired by the Plan in accordance with section 1124 of the Bankruptcy Code and shall survive confirmation of the Plan. Neither the Plan nor this Confirmation Order shall be construed as altering in any way the legal, equitable or contractual rights of the Holders of Unimpaired Claims. The Holders of Unimpaired Claims shall not be required to file proofs of claim with this Court, and any dispute with respect to any Unimpaired Claim may be determined, resolved or adjudicated, as the case may be, with respect to the Reorganized Debtor in the manner in which such dispute would have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced. Except as otherwise provided in the Plan, including as provided in Article X thereof, nothing under the Plan or this Confirmation Order shall affect the Debtor's or the Reorganized Debtor's rights in respect of any Unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to or setoff, or recoupments against such Unimpaired Claims. Furthermore, nothing in either the Plan or this Confirmation Order shall be construed as altering in any way the legal, equitable or contractual rights, if any, that Holders of Unimpaired Claims have in any money held in escrow pursuant to contractual agreements with the Company.

     4.   Effect of Plan, Releases and Injunction on Certain Claims
          ---------------------------------------------------------

          a.   Police and Regulatory Rights and Claims
               ---------------------------------------

          Notwithstanding any provision of the Plan or this Confirmation Order to the contrary, any police and regulatory rights and Claims of governmental units shall not be discharged, impaired, or adversely affected by the Plan and the Chapter 11 Case, shall survive the Chapter 11 Case as if the case had not been commenced, and shall be determined in the manner and by the administrative or judicial tribunals in which such rights or claims would have been resolved or adjudicated if the Chapter 11 Case had not been commenced.

          b.   Federal Government Rights and Claims
               ------------------------------------

          Notwithstanding any provision of the Plan or this Confirmation Order to the contrary, any rights and claims of the United States shall not be discharged, impaired, or adversely affected by the Plan and the Chapter 11 Case, shall survive the Chapter 11 Case as if the case had not been commenced, and shall be determined in the manner and by the administrative or judicial tribunals in which such rights or claims would have been resolved or adjudicated if the Chapter 11 Case had not been commenced.

     5.   Injunction and Stays Remain in Effect until Effective Date
          ----------------------------------------------------------

          All injunctions and stays pursuant to sections 105 and 362 of the Bankruptcy Code or otherwise shall remain in full force and effect until the Effective Date of the Plan, except that nothing in the Plan shall bar the filing of financing documents or the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or by this Confirmation Order.

C.   Exemption from Registration
     ---------------------------

          Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance and distribution of New Notes, New Common Stock, New Warrants, any other securities issuable pursuant to the Plan in respect of Claims or Interests (including New Common Stock issuable upon exercise of the New Warrants) shall be exempt from section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution or sale of securities.

D.   Matters Relating to Implementation of the Plan
     ----------------------------------------------

     1.   Immediate Effectiveness; Successors and Assigns
          -----------------------------------------------

          Immediately upon the entry of this Confirmation Order, the terms of the Plan shall be, and hereby are, deemed binding upon the Debtor, the Reorganized Debtor, any and all Holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests are impaired under the Plan or whether the holders of such Claims or Equity Interests accepted or are deemed to have accepted the Plan), any and all non-Debtor parties to executory contracts and unexpired leases with the Debtor and the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.

     2.   Continued Corporate Existence; Vesting of Assets
          ------------------------------------------------

          Except as otherwise provided in the Plan, the Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the laws of the State of New Jersey and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estate, and any property acquired by the Debtor or Reorganized Debtor under the Plan, shall vest in the Reorganized Debtor, free and clear of all Claims, liens, charges, or other encumbrances.

          On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Equity

Interests, without supervision or approval by this Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and this Confirmation Order. Without limiting the foregoing, the Reorganized Debtor may pay the charges that it incurs on or after the Confirmation Date for Professionals' fees, disbursements, expenses or related support services without application to the Court.

     3.   Cancellation of Old Notes, Old Preferred Stock, Old Common Stock and
          --------------------------------------------------------------------
          Stock Options
          -------------

          On the Effective Date, except to the extent provided otherwise in the Plan or in this Confirmation Order, (a) the Old Notes, (b) the Old Preferred Stock, (c) the Old Common Stock and (d) any stock options, warrants or other rights to purchase Old Common Stock shall be canceled and the obligations of the Debtor thereunder or in any way thereto shall be discharged. On the Effective Date, except to the extent provided otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Old Notes Indentures shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code.

     4.   Issuance of New Securities and Execution of Related Documents
          -------------------------------------------------------------

          On or as soon as practicable after the Effective Date, the Reorganized Debtor shall issue all securities, notes, instruments, certificates, and other documents of the Reorganized Debtor required to be issued pursuant to the Plan, including, without limitation, the New Notes, the New Common Stock and the New Warrants, each of which shall be distributed as provided in the Plan. The Reorganized Debtor shall execute and deliver such other agreements, documents and instruments as are required to be executed pursuant to the terms of the Plan.

     5.   Corporate Governance
          --------------------

          a.   Third Restated Certificate of Incorporation
               -------------------------------------------

          On or about the Effective Date, the Reorganized Debtor will file its Third Restated Certificate of Incorporation with the Secretary of State of New Jersey in accordance with sections 14A:9-1 and 14A:14-24 of the New Jersey Business Corporation Act. After the Effective Date, the Reorganized Debtor may amend and restate its Third Restated Certificate of Incorporation and other constituent documents as permitted under New Jersey law.

          b.   Directors and Officers of the Reorganized Debtor
               ------------------------------------------------

          As set forth in Section I.B(5) of this Confirmation Order, (i) the initial officers of the Debtor as of the Effective Date will be as specified in such Section I.B(5), and (ii) the initial board of directors will be as specified in such Section I.B(5). The appointment or continuance of the proposed directors and officers shall be, and hereby is, consistent with the interests of the Holders of Claims and Equity Interests and public policy. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Third Restated Certificate of Incorporation, the Restated By-Laws, other constituent documents and the New Jersey Business Corporation Act.

     6.   Sources of Cash for Plan Distribution
          -------------------------------------

          All Cash necessary for the Reorganized Debtor to make payments pursuant to the Plan shall be obtained from existing Cash balances, if any, and Cash received from CBI through existing cash management systems as advances, dividends or payment for services.

     7.   Distributions
          -------------

          The distribution provisions of Article VII of the Plan shall be, and hereby are, approved. The Reorganized Debtor shall make all distributions required under the Plan. As of the close of business on the Distribution Record Date, the transfer register for the Old Notes as maintained by the Debtor, the Old Notes Trustees, or their respective agents, and the transfer register for the Old Stock, as maintained by the Debtor or its agent, shall be closed and there shall be no further changes in the record Holders of any Old Notes or Old Stock. The Reorganized Debtor shall have no obligation to recognize the transfer of any Old Notes or Old Stock occurring after the Distribution Record Date, and shall be entitled for all purposes in the Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date. There is no Distribution Record Date for Holders of Old Subordinated Notes held in bearer form.

          In connection with the Plan, to the extent applicable, the Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

          Any Holder of an Allowed Claim or Allowed Equity Interest (irrespective of when a Claim or Equity Interest became an Allowed Claim or Allowed Equity Interest) that does not assert a Claim or Equity Interest pursuant to the Plan for an undeliverable distribution (regardless of when not deliverable) within one year after the Effective Date (or with respect to the Subclass 4B Supplemental Distribution only, one year after the date on which each Holder of a Subclass 4B Claim becomes entitled to a proportionate share thereof) shall have its Claim or Equity Interest for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim or Equity Interest against the Reorganized Debtor or its property. In such cases: (a) any Cash held for distribution on account of such Claims or Equity Interests shall be property of the Reorganized Debtor, free of any restrictions thereon; and (b) any New Notes, New Common Stock or New Warrants held for distribution on account of such Claims or Equity

Interests shall be canceled and of no further force or effect. Nothing contained in the Plan shall require the Reorganized Debtor to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest.

          Notwithstanding the provisions of Article V.B of the Plan regarding the cancellation of the Old Note Indentures, the Old Note Indentures shall continue in effect to the extent necessary to allow the Old Note Trustees to receive and make distributions pursuant to the Plan on account of the Old Notes as agent for the Reorganized Debtor.

          The Old Note Trustees providing services related to distributions to the Holders of Allowed Old Note Claims shall receive, from the Reorganized Debtor, without further approval of this Court, reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services and upon the presentation of invoices to the Reorganized Debtor, but nothing set forth in the Plan or this Confirmation Order shall affect the Reorganized Debtor's right to dispute or otherwise challenge such invoices or assert any legal or equitable defenses to, or setoffs or recoupments against, such invoices.


     8.   Releases, Injunctive and Related Provisions
          -------------------------------------------

          a.   Limited Releases by the Debtor
               ------------------------------

          On and after the Effective Date, except as otherwise specifically provided in the Plan, for good and valuable consideration, the D&O Releasees and the Noteholder Releasees are released by the Debtor and the Reorganized Debtor from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtor or its subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity (including any derivative shareholder claims or actions that could be asserted), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, except in the case of the D&O Releasees, for claims or liabilities (i) in respect of any loan, advance or similar payment by the Debtor or its subsidiaries to any such Person, or (ii) in respect of any contractual obligation owed by such Person to the Debtor or its subsidiaries. No portion of the limited releases by the Debtor in any way impairs (other than as provided in Article X of the Plan) any Cause of Action or Claim of any person or entity against the Debtor or any other party not specifically released by the Plan.


          b.   Limited Releases by Holder of Claims
               ------------------------------------

          As set forth in the Plan, on and after the Effective Date, each Holder of a Claim (i) who has accepted the Plan or (ii) who is entitled to receive a distribution of property in connection with the Plan, shall be deemed to have unconditionally released the D&O Releasees from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to (a) the purchase or sale, or the rescission of a purchase or sale, of any security of the Debtor,
(b) the Debtor or Reorganized Debtor, (c) the Chapter 11 Case, or (d) the negotiation, formulation and preparation of the Plan, the Lock Up Agreement or any related agreements, instruments or other documents. No portion of the limited releases by the Holders of Claims or Equity Interests in any way impairs (other than as provided in Article X of the Plan) any Cause of Action or Claim of any person or entity against any party (i) not specifically released hereby or (ii) in respect of any act or omission that is determined in a Final Order not to have been taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Debtor and its subsidiaries.

          c.   Preservation of Rights of Action
               --------------------------------

          Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain and may exclusively enforce and settle any Claims, rights and causes of action that the Debtor or the Estate may hold against any Person or Entity. While the Debtor has made a reasonable effort to identify known actual or potential causes of action that the Debtor may pursue after the Effective Date, the Debtor has expressly reserved the right to pursue or defend causes of action not specifically or generally identified in the Disclosure Statement, the Plan or otherwise. The Reorganized Debtor may pursue such retained Claims, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtor. On the Effective Date, the Reorganized Debtor shall be deemed to waive and release any Claims, rights or Causes of Action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code held by the Reorganized Debtor against any Person or Entity.

          d.   Injunction
               ----------

          From and after the Effective Date, all Holders of Claims or Equity Interests in Classes 4, 5, 6 and 7 will be permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy or liability released or to be released pursuant to the Plan.

          e.   Exculpation
               -----------

          As set forth in the Plan, the Debtor, Reorganized Debtor, the D&O Releasees, the Noteholder Releasees and the Creditors Committee (if any) and their respective members and Professionals (acting in such capacity) shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Lock Up Agreement, or any other act taken or omitted to be taken in connection with or in contemplation of any restructuring of the Old Notes, the Old Preferred Stock and/or the Old Common Stock; provided that the provisions of Article X.D of the Plan and this Section III.C(8)(e) of this Confirmation Order shall have no effect on the liability of any Person, Entity or Professional that results from any such act or omission that is determined in a Final Order not to have been taken in good faith and in a manner believed to be in or not opposed to the best interests of (i) the Debtor, including its subsidiaries, or (ii) solely in the case of the Old Notes, the Prepetition Noteholder Committees.

     9.   Prosecution of Objections to Claims
          -----------------------------------

          After the Effective Date, the Debtor and Reorganized Debtor shall have the exclusive authority on or before the Claims Objection Bar Date to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims or Equity Interests. Pursuant to section 502 of the Bankruptcy Code, the Debtor shall be deemed to have objected to all proofs of claims and interests filed in this Chapter 11 Case (if any) solely on the limited basis (and
                                       ------
without any substantive effect) that if such claim or interests (if any) were not objected to, the Debtor would be conclusively bound by the claims or interests, and the amounts specified therein. From and after the Effective Date, the Debtor and Reorganized Debtor may settle or compromise any Disputed Claim or Equity Interest without approval of this Court. The Debtor also reserves the right to resolve any Disputed Claims or Equity Interests under applicable governing law in fora other than this Court. Notwithstanding any provision in the Plan to the contrary, the Plan does not in any way alter the rights, if any, of any Holder of a Disputed Claim to pursue resolution of its Claims in any appropriate non-bankruptcy forum, to the extent and by such means as the Holder is entitled pursuant to non-bankruptcy law, including through trial by jury (if applicable). The estimation and Disputed Claim resolution procedures set forth in the Plan shall not be deemed to expand the jurisdiction of this Court beyond the jurisdiction otherwise provided under the Bankruptcy Code and any applicable, related statute, rule or order.

     10.  Corporate Action
          ----------------

          On the Effective Date, the adoption and filing of the Third Restated Certificate of Incorporation, the approval of the Restated By-laws, the New Note Indenture and constituent documents, the Registration Rights Agreement, the Warrant Agreement (substantially complete forms of which have been filed with the Court) and the other agreements and documents set forth in Article II.E of this Order, the appointment of directors and officers for the Reorganized Debtor, the adoption of the 2002 Stock Option Plan (a substantially complete form of which has been filed with the Court), and all actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtor or Reorganized Debtor, and any corporate action required by the Debtor or Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtor or Reorganized Debtor. On the Effective Date, the appropriate officers of the Reorganized Debtor and members of the board of directors of the Reorganized Debtor are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of Reorganized Debtor.

E.   Discharge of the Debtor
     -----------------------

          Except as otherwise provided in the Plan: (i) the rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against the Debtor or any of its assets or properties; (ii) on the Effective Date, all such Claims against, and Equity Interests in, the Debtor shall be satisfied, discharged and released in full; and (iii) all Persons and Entities shall be precluded and enjoined from asserting against the Reorganized Debtor, its successor or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

F.   Substantial Consummation
     ------------------------

          The substantial consummation of the Plan, within the meaning of section 1127 of the Bankruptcy Code, shall be, and hereby is, deemed to have occurred on the Effective Date.

G.   Retention of Jurisdiction
     -------------------------

          Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, this Court shall retain such jurisdiction over the Chapter 11 Case after the Effective Date as legally permissible, including jurisdiction to:

              (i) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

              (ii) grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

              (iii) resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtor is party or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI of the Plan to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

              (iv) ensure that distributions to Holders of Allowed Claims and Allowed Equity Interests are accomplished pursuant to the provisions of the Plan;

              (v) decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

              (vi) enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

             (vii) resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

             (viii) issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided in the Plan;

             (ix) resolve any cases, controversies, suits or disputes with respect to the settlements, compromises, releases, injunction, exculpations, discharges and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such provisions;

             (x) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

             (xi) determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

             (xii) enter an order and/or final decree concluding the Chapter 11 Case.

H.   Payment of Statutory Fees
     -------------------------

          All fees pursuant to section 1930(a)(6) of title 28 of the United States Code shall be paid for each quarter (including any fraction thereof) until the case is converted, dismissed or closed, whichever occurs first.

I.   Post-Confirmation Notices and Reports
     -------------------------------------

     1.   Notice of Entry of Confirmation Order
          -------------------------------------

          a. Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Debtor shall be, and hereby is, directed to serve a notice of the entry of this Confirmation Order on all Holders of Claims or Equity Interests to whom the notice of the Confirmation Hearing was mailed and the United States Trustee no later than 60 days after the Confirmation Date; provided, however, if within 60 days after the Confirmation Date this Court has entered a final decree closing this Chapter 11 Case pursuant to Rule 3022, the Debtor is authorized, in its discretion, to serve on the Persons and Entities identified in this Paragraph, a combined notice of entry of this Confirmation Order and entry of the final decree, in lieu of separate notices, no later than 75 days after the Confirmation Date.

          b. The Debtor shall be, and hereby is, directed to serve copies of the Confirmation Order on each party that has filed a notice of appearance in this Chapter 11 Case and on each party who filed an objection or response to, or statement or comment regarding the Plan, no later than 14 days after the Confirmation Date.

          c. No further notice of the entry of this Confirmation Order shall be required.

     2.   Fee Applications
          ----------------

          All applications by Professionals for compensation or reimbursement of expenses pursuant to section 330 of the Bankruptcy Code for the period from the Petition Date to the Confirmation Date shall be filed with this Court within sixty (60) days after the Effective Date.

J.   Miscellaneous
     -------------

          Without need for further order or authorization of this Court, the Debtor and Reorganized Debtor are authorized to make any and all modifications to the Plan in such a manner that does not materially modify the terms of the Plan and as may be necessary to carry out the purposes and intent of the Plan.

                  IT IS SO ORDERED.
Cincinnati, Ohio
Dated: March 8, 2002


                                          /s/ J. Vincent Aug, Jr.
                                  -----------------------------------------
                                  Honorable J. Vincent Aug, Jr.
                                  United States Bankruptcy Judge

                                                         ENTERED
                                                  U.S.BANKRUPTCY COURT

                                                      MARCH 08 2002

                                                SOUTHERN DISTRICT OF OHIO


                                                 BY         /S/
                                                   --------------------
                                                      DEPUTY CLERK

                                                       FILED
                                                       2002 MAR-7 PM 12:41
                                                       MICHAEL D. WEBB, CLERK
                                                       U.S. BANKRUPTCY COURT
                                                       SOUTHERN DISTRICT OF OHIO


                         UNITED STATES BANKRUPTCY COURT
                        FOR THE SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re:                                                 )       Chapter 11
                                                       )
CHIQUITA BRANDS INTERNATIONAL, INC.,                   )       Case No. 01-18812
                                                       )
                           Debtor.                     )

--------------------------------------------------------------------------------

SECOND AMENDED PLAN OF REORGANIZATION OF CHIQUITA BRANDS INTERNATIONAL, INC.
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

--------------------------------------------------------------------------------

James H.M. Sprayregen                                    Kim Martin Lewis
Matthew N. Kleiman                                       DINSMORE & SHOHL LLP
KIRKLAND & ELLIS                                         1900 Chemed Center
200 East Randolph Drive                                  255 East Fifth Street
Chicago, Illinois  60601                                 Cincinnati, Ohio  45202
(312) 861-2000                                           (513) 977-8200

               Co-Counsel for Chiquita Brands International, Inc.

Dated:  March 6, 2002

                                TABLE OF CONTENTS

                                                                                                                 Page
                                                                                                                 ----
ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW......................     1
         A.       Rules of Interpretation, Computation of Time and Governing Law..............................     1
         B.       Defined Terms...............................................................................     1

ARTICLE II. ADMINISTRATIVE AND PRIORITY TAX CLAIMS............................................................     9
         A.       Administrative Claims.......................................................................     9
         B.       Priority Tax Claims.........................................................................     9

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS...........................     9
         A.       Summary.....................................................................................     9
         B.       Classification and Treatment................................................................    10
         C.       Special Provision Governing Unimpaired Claims...............................................    15

ARTICLE IV. ACCEPTANCE OR REJECTION OF THE PLAN...............................................................    15
         A.       Voting Classes..............................................................................    15
         B.       Acceptance by Impaired Classes..............................................................    15
         C.       Presumed Acceptance of Plan.................................................................    15
         D.       Presumed Rejection of Plan..................................................................    15
         E.       Non-Consensual Confirmation.................................................................    15

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN...............................................................    16
         A.       Continued Corporate Existence and Vesting of Assets in the Reorganized Debtor...............    16
         B.       Cancellation of Old Notes, Old Preferred Stock, Old Common Stock and Stock Options..........    16
         C.       Issuance of New Securities; Execution of Related Documents..................................    17
         D.       Corporate Governance, Directors and Officers, and Corporate Action..........................    17
         E.       Sources of Cash for Plan Distribution.......................................................    18

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.............................................    18
         A.       Assumption of Executory Contracts and Unexpired Leases......................................    18
         B.       Claims Based on Rejection of Executory Contracts or Unexpired Leases........................    18
         C.       Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.......................    18
         D.       Indemnification of Directors, Officers and Employees........................................    18
         E.       Compensation and Benefit Programs...........................................................    19

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS...............................................................    19
         A.       Distributions for Claims and Equity Interests Allowed as of the Effective Date..............    19
         B.       Distributions by the Reorganized Debtor; Distributions with Respect to Debt Securities......    19
         C.       Delivery and Distributions and Undeliverable or Unclaimed Distributions.....................    19
         D.       Distribution Record Date....................................................................    20
         E.       Timing and Calculation of Amounts to be Distributed.........................................    20
         F.       Minimum Distribution........................................................................    21
         G.       Setoffs.....................................................................................    21
         H.       Surrender of Canceled Instruments or Securities.............................................    21
         I.       Lost, Stolen, Mutilated or Destroyed Debt Securities........................................    22

ARTICLE VIII. PROCEDURES FOR RESOLUTION OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS OR EQUITY
         INTERESTS............................................................................................    22
         A.       Resolution of Disputed Claims...............................................................    22
         B.       Allowance of Claims and Equity Interests....................................................    23

                                                                                                                 Page
                                                                                                                 ----
         C.       Controversy Concerning Impairment...........................................................    23

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN.................................    23
         A.       Condition Precedent to Confirmation.........................................................    23
         B.       Conditions Precedent to Consummation........................................................    23
         C.       Waiver of Conditions........................................................................    25
         D.       Effect of Non-occurrence of Conditions to Consummation......................................    25

ARTICLE X. RELEASE, INJUNCTIVE AND RELATED PROVISIONS.........................................................    25
         A.       Subordination...............................................................................    25
         B.       Limited Releases by Debtor..................................................................    25
         C.       Limited Releases by Holders of Claims.......................................................    26
         D.       Exculpation.................................................................................    26
         E.       Preservation of Rights of Action............................................................    26
         F.       Discharge of Claims and Termination of Equity Interests.....................................    26
         G.       Injunction..................................................................................    27

ARTICLE XI. RETENTION OF JURISDICTION.........................................................................    27

ARTICLE XII. MISCELLANEOUS PROVISIONS.........................................................................    28
         A.       Effectuating Documents, Further Transactions and Corporation Action.........................    28
         B.       Dissolution of Committee(s).................................................................    28
         C.       Payment of Statutory Fees...................................................................    28
         D.       Modification of Plan........................................................................    28
         E.       Revocation of Plan..........................................................................    28
         F.       Successors and Assigns......................................................................    29
         G.       Reservation of Rights.......................................................................    29
         H.       Section 1146 Exemption......................................................................    29
         I.       Further Assurances..........................................................................    29
         J.       Service of Documents........................................................................    29
         K.       Filing of Additional Documents..............................................................    30

--------------------------------------------------------------------------------

  SECOND AMENDED PLAN OF REORGANIZATION OF CHIQUITA BRANDS INTERNATIONAL, INC.
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

--------------------------------------------------------------------------------

     Pursuant to Title 11 of the United States Code, 11 U.S.C.Section Section 101 et seq., Chiquita Brands International, Inc., debtor and debtor-in-possession in the above-captioned and numbered case, hereby respectfully proposes the following Plan of Reorganization under Chapter 11 of the Bankruptcy Code:

                                   ARTICLE I.

                     DEFINED TERMS, RULES OF INTERPRETATION,
                      COMPUTATION OF TIME AND GOVERNING LAW

A.   Rules of Interpretation, Computation of Time and Governing Law

     1. For purposes herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference herein to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references herein to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits hereof or hereto; (e) the words "herein," "hereof" and "hereto" refer to the Plan in its entirety rather than to a particular portion of this Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and
(h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

     2. In computing any period of time prescribed or allowed hereby, the provisions of Bankruptcy Rule 9006(a) shall apply.

     3. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

B.   Defined Terms

     Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

     1. "2002 Stock Option Plan" means the plan pursuant to which Reorganized Debtor will be authorized to issue options exercisable for up to an aggregate of 5,925,926 shares of New Common Stock as awards to the Reorganized Debtor's management.

     2. "Administrative Claim" means a Claim for costs and expenses of administration under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, but not limited to: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of Debtor (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise; and (c) all fees and charges assessed against the Estate under chapter 123 of title 28 United States Code, 28 U.S.C. Sections. 1911-1930.

     3. "Allowed" means, with respect to any Claim or Equity Interest, except as otherwise provided herein: (a) a Claim or Equity Interest that has been scheduled by Debtor in its schedule of liabilities as other than disputed, contingent or unliquidated and as to which Debtor or any other party in interest has not Filed an objection by the Claims Objection Bar Date; (b) a Claim or Equity Interest that either is not a Disputed Claim or Equity Interest or has been allowed by a Final Order; (c) a Claim or Equity Interest that is allowed:
(i) in any stipulation of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with Debtor of amount and nature of Claim or Equity Interest executed on or after the Confirmation Date; or (iii) in or pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (d) a Claim or Equity Interest relating to a rejected executory contract or unexpired lease that either (i) is not a Disputed Claim or Equity Interest or (ii) has been allowed by a Final Order, in either case only if a proof of Claim or Equity Interest has been Filed by the Claims Objection Bar Date or has otherwise been deemed timely Filed under applicable law; or (e) a Claim or Equity Interest that is allowed pursuant to the terms hereof.

     4. "Allowed Claim" means an Allowed Claim in the particular Class described.

     5. "Allowed Interest" means an Allowed Equity Interest in a particular Class described.

     6. "Asset Sale" shall mean the sale of all or substantially all of the assets of the Reorganized Debtor (other than to a direct or indirect subsidiary of Debtor).

     7. "Ballots" mean the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims or Impaired Interests entitled to vote shall indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

     8. "Bankruptcy Code" means Title I of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of Title 11 of the United States Code, and applicable portions of Titles 18 and 28 of the United States Code.

     9. "Bankruptcy Court" means the United States District Court having jurisdiction over the Chapter 11 Case and, to the extent of any reference made pursuant to section 157 of Title 28 of the United States Code and/or the General Order of such District Court pursuant to section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court.

     10. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Case, promulgated under 28 U.S.C.Section. 2075 and the General, Local and Chambers Rules of the Bankruptcy Court.

     11. "Bear Stearns BB Index Spread" means, as used herein, the spread over comparable maturity U.S. Treasury securities of BB rated high yield debt securities as measured in the Bear Stearns Relative Value Analysis (Global High Yield Research) as of the most recent report prior to the Effective Date. However, to the extent that the Bear Stearns BB Index Spread has increased or decreased by more than 100 basis points (i.e., 1.0%) from the immediately prior weekly report, the spread used in the New Note Interest Rate will be the average of the Bear Stearns BB Index Spread for the four-week period prior to the Effective Date.

     12. "Beneficial Holder" means the Person or Entity holding the beneficial interest in a Claim or Equity Interest.

     13. "Business Day" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

     14. "Cash" means cash and cash equivalents.

     15. "Cause of Action" means any cause of action or Claim of any person or entity against Debtor or any other party (i) not specifically released hereby or
(ii) in respect of any act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

     16. "CBI" means Chiquita Brands, Inc., a wholly-owned subsidiary of Debtor.

     17. "Chapter 11 Case" means the chapter 11 bankruptcy proceeding filed by Debtor on November 28, 2001, in the United States Bankruptcy Court for the Southern District of Ohio.

     18. "Claim" means a claim (as defined in section 101(5) of the Bankruptcy
Code) against Debtor, including, but limited to: (a) any right to payment from Debtor whether or not such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

     19. "Claim Holder" or "Claimant" means the Holder of a Claim.

     20. "Claims Objection Bar Date" means, for all Claims, the latest of: (a) 180 days after the Effective Date; (b) 90 days after the filing of a proof of claim for such Claim; (c) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to such Claim.

     21. "Class" means a category of Holders of Claims or Equity Interests as set forth in Article III herein.

     22. "Clearstream" means Clearstream international, societe anonyme.

     23. "COC Agreement" means any of those certain severance agreements which Debtor entered into with a number of key executives pursuant to which such executives are entitled to certain benefits in the event they are involuntarily terminated without "cause" or resign for "good reason" within three years after a "change of control" of Debtor.

     24. "Committee" or "Committees" means a statutory official committee (or committees, if more than one) appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code, if any.

     25. "Confirmation" means the entry of the Confirmation Order, subject to all conditions specified in Article IX herein having been (i) satisfied or (ii) waived pursuant to Article IX herein.

     26. "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

     27. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

     28. "Consummation" means the occurrence of the Effective Date.

     29. "Creditor" means any Holder of a Claim.

     30. "Creditors Committee" means a statutory official creditors committee appointed in the Chapter 11 Case which is comprised in whole or in part of any Holders of Old Senior Note Claims, Old Subordinated Note Claims, or either of the Old Note Trustees.

     31. "D&O Releasees" means all officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of Debtor and its subsidiaries, in each case in their capacity as such.

     32. "Debtor" means Chiquita Brands International, Inc., as debtor in the Chapter 11 Case.

     33. "Debtor in Possession" means Chiquita Brands International, Inc., as debtor in possession in the Chapter 11 Case.

     34. "Disclosure Statement" means the First Amended Disclosure Statement for Plan of Reorganization of Chiquita Brands International, Inc. under Chapter 11 of the Bankruptcy Code dated January 18, 2002, as amended, supplemented, or modified from time to time, describing the Plan, that is prepared and distributed in accordance with sections 1125, 1126(b) and/or 1145 of the Bankruptcy Code and Bankruptcy Rule 3018 and/or other applicable law.

     35. "Disputed" means, with respect to any Claim or Equity Interest, any Claim or Equity Interest: (a) listed on the Schedules as unliquidated, disputed or contingent; (b) as to which Debtor or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules; or (c) is otherwise disputed by Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.

     36. "Distribution Record Date" means the date for determining, in the case of registered securities, which Holders of Claims and Equity Interests are eligible to receive distributions hereunder, and shall be (i) the Effective Date for the Old Common Stock and the Old Subordinated Notes and (ii) the Confirmation Date for all other Claims and Equity Interests.

     37. "DTC" means The Depository Trust Company.

     38. "Effective Date" means the date selected by Debtor which is a Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect, and (b) all conditions specified in Article IV herein have been
(i) satisfied or (ii) waived pursuant to Section IX.C.

     39. "Entity" means an entity as defined in section 101(15) of the Bankruptcy Code.

     40. "Equity Interest" means any equity interest of Debtor, including, but not limited to, all issued, unissued, authorized or outstanding shares or stock (including the Old Common Stock and the Old Preferred Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time.

     41. "Estate" means the estate of Debtor created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Case.

     42. "Euroclear" means Euroclear Bank.

     43. "Exchange Agent" means American Security Transfer Company, Limited Partnership, d/b/a Securities Transfer Company, One East Fourth Street, 12th Floor, Room 1201, Cincinnati, Ohio 45202.

     44. "File" or "Filed" means file or filed with the Bankruptcy Court in the Chapter 11 Case.

     45. "Final Decree" means the decree contemplated under Bankruptcy Rule
3022.

     46. "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

     47. "General Unsecured Claims" means any unsecured Claim against Debtor that is not a Secured Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim, Subclass 4A Claim, Subclass 4B Claim or Class 7 Other Securities Claim.

     48. "Holder" and collectively, "Holders" mean a Person or Entity holding an Equity Interest or Claim, including a holder of the Old Senior Notes, the Old Subordinated Notes, the Old Preferred Stock or the Old Common Stock, and with respect to a vote on the Plan or the Subclass 4B Supplemental Distribution, means the Beneficial Holder as of the Distribution Record Date or any authorized signatory who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the Voting Instructions.

     49. "Houlihan" means Houlihan Lokey Howard & Zukin of New York, New York, the Senior Noteholder Committee's financial advisor.

     50. "Impaired" means with respect to any Class of Claims or Equity Interests, which Claims or Equity Interests will not be paid in full upon the effectiveness of this Plan or will be changed by the reorganization effectuated hereby.

     51. "Impaired Claim" means a Claim classified in an Impaired Class.

     52. "Impaired Class" means each of Classes 4, 5, 6 and 7 as set forth in
Article III herein.

     53. "Lindner" means Carl H. Lindner, the current Chairman of the Board of Debtor.

     54. "Lock Up Agreement" means that certain agreement executed on November 9, 2001, between Debtor and members of the Prepetition Noteholder Committees, a copy of the form of which is attached to the Disclosure Statement as Exhibit F.

     55. "Luxembourg Agent" means BNP Paribas Luxembourg, 10A Boulevard Royal, L2093 Luxembourg.

     56. "Management Incentive Shares" means that certain equity incentive program (the terms of which shall be filed on or before the Confirmation Date), pursuant to which Lindner shall receive or have the right to receive 800,000 shares of New Common Stock (i.e., 2.0% of the New Common Stock to be issued pursuant hereto, subject to dilution by the New Warrants and the Management Options) and Warshaw, and such other key employees of Debtor or its subsidiaries as Warshaw may designate prior to the Effective Date, will receive or have the right to receive an aggregate 200,000 shares of New Common Stock (i.e., 0.5% of the New Common Stock to be issued pursuant hereto, subject to dilution by the New Warrants and the Management Options).

     57. "Management Options" means those certain options to be issued to Debtor's management on or after the Effective Date for the purchase of shares of New Common Stock pursuant to the 2002 Stock Option Plan.

     58. "Master Ballots" mean the master ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims or Impaired Interests shall indicate their acceptance or rejection of the Plan in accordance with the Voting Instructions.

     59. "Merger" means the merger of the Reorganized Debtor (whether or not the Reorganized Debtor is the surviving entity) in which the securities of the Reorganized Debtor outstanding immediately prior to such merger do not represent at least 50% of the combined voting power of the securities of Reorganized Debtor, or the surviving or acquiring entity or any parent thereof, outstanding immediately after such merger.

     60. "New Common Stock" means the 150,000,000 shares of Reorganized Debtor's common stock, par value $.01 per share, to be authorized pursuant to the Third Restated Certificate of Incorporation of which up to 40,000,000 shares shall be initially issued pursuant hereto and an aggregate of up to 59,259,259 shares may be issued pursuant hereto.

     61. "New Note Indenture" means that certain indenture to be entered into between Reorganized Debtor and the New Note Trustee required to be executed in accordance with the Plan, the form of which will be filed on or before the Confirmation Date.

     62. "New Note Interest Rate" means the interest rate fixed at the Effective Date equal to the sum of: (i) the yield for actively traded U.S. Treasury securities having a maturity closest to seven years as of the day prior to the Effective Date, (ii) the Bear Stearns BB Index Spread and (iii) 100 basis points (i.e., 1.0%).

     63. "New Notes" means those certain notes to be issued as a series of senior notes with an aggregate principal amount of $250,000,000 under and with the terms specified in or as provided in, the New Notes Indenture bearing interest at the Senior Note Interest Rate.

     64. "New Notes Trustee" means the trustee for the New Notes under the New
Note Indenture, as required by the Plan and the Trust Indenture Act.

     65. "New Warrants" means those certain warrants exercisable for 13,333,333 shares of the New Common Stock expiring 7 years after the Effective Date.

     66. "Nominee" means any broker, dealer, commercial bank, trust company, savings and loan, financial institution or other nominee in whose name securities were registered or held of record on behalf of a Beneficial Holder .

     67. "Noteholder Releasees" means the members of the Prepetition Noteholder Committees, together with their officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives in each case in their capacity as such.

     68. "Old Common Stock" means all of the issued and outstanding shares of Debtor's common stock, $.01 par value per share.

     69. "Old Master Senior Note Indenture" means that certain Indenture dated as of June 15, 1994, by and between Debtor and the Old Senior Note Trustee.

     70. "Old Note Indentures" means the Old Senior Note Indentures and the Old Subordinated Note Indenture.

     71. "Old Note Trustees" means the Old Senior Note Trustee and the Old Subordinated Note Trustee.

     72. "Old Notes" means the Old Senior Notes and the Old Subordinated Notes.

     73. "Old Preferred Stock" means all of the issued and outstanding shares of
Debtor's: (i) Old Series A Preferred Stock, (ii) Old Series B Preferred Stock and (iii) Old Series C Preferred Stock.

     74. "Old Senior Note Indentures" means the Old Master Senior Note Indenture and the Old 9 5/8% Senior Note Indenture.

     75. "Old Senior Note Trustee" means The Fifth Third Bank.

     76. "Old 9 5/8% Senior Notes" means Debtor's 9 5/8% Senior Notes due 2004 issued pursuant to the Old 9 5/8% Senior Note Indenture.

     77. "Old 9 1/8% Senior Notes" means Debtor's 9 1/8 % Senior Notes due 2004 issued pursuant to the Old Master Senior Note Indenture.

     78. "Old 9 5/8% Senior Note Indenture" means that certain Indenture dated as of November 30, 1991, by and between Debtor and the Old Senior Note Trustee.

     79. "Old 10 1/4% Senior Notes" means Debtor's 10 1/4% Senior Notes due 2006 issued pursuant to the Old Master Senior Note Indenture.

     80. "Old 10% Senior Notes" means Debtor's 10% Senior Notes due 2009 issued pursuant to the Old Master Senior Note Indenture.

     81. "Old Senior Notes" means the (i) Old 95/8% Senior Notes; (ii) Old 9 1/8% Senior Notes; (iii) Old 10 1/4% Senior Notes; and (iv) Old 10% Senior Notes.

     82. "Old Series A Preferred Stock" means all of the rights under and interests in Debtor's $2.875 Non-Voting Cumulative Preferred Stock, Series A.

     83. "Old Series B Preferred Stock" means all of the rights under and interests in Debtor's $3.75 Convertible Preferred Stock, Series B.

     84. "Old Series C Preferred Stock" means all of the rights under and interests in Debtor's $2.50 Convertible Preference Stock, Series C.

     85. "Old Stock" means the Old Preferred Stock and the Old Common Stock.

     86. "Old Subordinated Note Indenture" means that certain Indenture dated as of March 28, 1991, by and between Debtor and the Old Subordinated Note Trustee.

     87. "Old Subordinated Note Trustee" means JP Morgan Chase Bank, as successor in interest to Manufacturers Hanover Trust Company.

     88. "Old Subordinated Notes" means Debtor's 7% Convertible Subordinated Debentures due 2001 pursuant to the Old Subordinated Indenture.

     89. "Other Priority Claims" means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

     90. "Other Securities Claims" means (a) any Equity Interest of Debtor (other than Old Preferred Stock or Old Common Stock), including, but not limited to, any warrants, options, conversion privileges or contract rights to purchase or acquire any equity securities of Debtor at any time, and (b) any Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, currently existing or hereafter arising, in law, equity or otherwise arising from rescission of a purchase or sale of a security of Debtor (including the Old Notes, Old Preferred Stock and Old Common Stock), for damages arising from the purchase, sale or holding of such securities, or for reimbursement, indemnification (except as set forth in Section VI.D. herein) or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

     91. "Participating Nominee" means an institutional Nominee that deposits Old Subordinated Notes with Euroclear or Clearstream.

     92. "Person" means a person as defined in section 101(41) of the Bankruptcy Code.

     93. "Petition Date" means the date on which Debtor filed its petition for relief commencing the Chapter 11 Case.

     94. "Plan" means this Chapter 11 Plan of Reorganization, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules.

     95. "Prepetition Noteholder Committees" means the Prepetition Senior Noteholder Committee and the Prepetition Subordinated Noteholder Committee.

     96. "Prepetition Senior Noteholder Committee" means the ad hoc committee of those certain Holders of the Old Senior Notes that executed the Lock Up Agreement.

     97. "Prepetition Subordinated Noteholder Committee" means the ad hoc committee of those certain Holders of the Old Subordinated Notes that executed the Lock Up Agreement.

     98. "Priority Tax Claim" means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

     99. "Professional", or collectively "Professionals" means a Person or Entity (a) employed pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

     100. "Record Date" means January 8, 2002.

     101. "Registration Rights Agreement" means those certain registration rights agreements as required to be executed in accordance with the Plan, the forms of which shall be Filed prior to the Confirmation Date.

     102. "Reorganized Debtor" means Debtor and Debtor in Possession, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

     103. "Restated By-laws" means the restated by-laws of the Reorganized Debtor the form of which shall be Filed on or before the Confirmation Date.

     104. "Schedules" mean the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs as the Bankruptcy Court requires Debtor to file pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time.

     105. "Secured Claim" means (a) a Claim that is secured by a lien on property in which the Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan as a Secured Claim.

     106. "Securities Act" means the Securities Act of 1933, 15 U.S.C. sections 77a-77aa, as now in effect or hereafter amended, or any similar federal, state or local law.

     107. "Stock Sale" shall mean the sale of, and/or consummation of a tender offer resulting in the purchase of, substantially all of the New Common Stock of the Reorganized Debtor.

     108. "Subclass 4B Equity Purchase" means the one-time right of certain Holders of Allowed Subclass 4B Claims to purchase for cash a pro rata share of 2,306,644 shares of New Common Stock (i.e., 5.77% of the New Common Stock to be issued pursuant hereto, subject to dilution by the New Warrants and the Management Options), at a price of $17.85 per share (subject to an aggregate minimum purchase requirement of $500,000 by the Holders of Subclass 4B Claims) on the terms and conditions set forth in Article III herein.

     109. "Subclass 4B Note Election" means the right of certain Holders of Allowed Subclass 4B Claims to receive its share of $10 million in New Notes (which New Notes would otherwise be distributed to Subclass 4A and subject to an aggregate minimum subscription requirement of $500,000 principal amount of New Notes), in lieu of receiving all or a portion of such Holder's share of the New Common Stock allocated to Subclass 4B on the terms and conditions set forth in
Article III herein.

     110. "Subclass 4B Supplemental Distribution" means the one-time distribution, if any, from the Reorganized Debtor in an amount set forth in
Section III.B. herein upon (a) a Stock Sale, (b) a Merger or (c) an Asset Sale, in each case occurring prior to the third anniversary of the Effective Date hereof payable upon or promptly following the consummation of such transaction.

     111. "Third Restated Certificate of Incorporation" means that certain Third Restated Certificate of Incorporation of the Reorganized Debtor which, pursuant hereto, is to be filed with the Secretary of State of the State of New Jersey in accordance with Section 14A:9-1 of the New Jersey Business Corporation Act, the form of which shall be Filed on or before the Confirmation Date.

     112. "Trust Indenture Act" means the Trust Indenture Act of 1939, 15 U.S.C.
section 77aaa, as now in effect or hereafter amended.

     113. "Unimpaired Claims" means Claims in an Unimpaired Class.

     114. "Unimpaired Class" means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

     115. "Unsecured Claim" means any Claim against Debtor that is not a Secured Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim or an Other Securities Claim.

     116. "Voting Deadline" means the date stated in the Voting Instructions by which all Ballots must be received.

     117. "Voting Instructions" mean the instructions for voting on the Plan contained in the section of the Disclosure Statement entitled "SOLICITATION; VOTING PROCEDURES" and in the Ballots and the Master Ballots.

     118. "Waiver Condition" means the occurrence of either of the following:
(i) the five new directors to be appointed to Reorganized Debtor's board of directors have been approved by at least two-thirds of the members of Debtor's Board of Directors so as to avoid such appointment giving rise to a "change of control", or (ii) in the case of each COC Agreement, the executive counterparty to such COC Agreement consents to the modification of his or her COC Agreement to provide that the appointment of the five new directors under the Plan does not constitute a "change of control" of Debtor.

     119. "Warrant Agreement" means that certain warrant agreement pursuant to which the New Warrants will be issued as required to be executed in accordance with the Plan, the form of which shall be Filed on or before the Confirmation Date.

     120. "Warshaw" means Steven G. Warshaw, the current President and Chief Executive Officer of Debtor.

                                   ARTICLE II.

                     ADMINISTRATIVE AND PRIORITY TAX CLAIMS

A.   Administrative Claims

     Subject to the provisions of section 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash (i) on the Effective Date,
(ii) or if such Claim is Allowed after the Effective Date, on the date such Claim is Allowed, or (iii) upon such other terms as may be agreed upon by such Holder and Reorganized Debtor or otherwise upon an order of the Bankruptcy Court; provided that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by Debtor pursuant hereto will be assumed on the Effective Date and paid or performed by Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements governing such obligations.

B.   Priority Tax Claims

     On the Effective Date or as soon as practicable thereafter, each Holder of a Priority Tax Claim due and payable on or prior to the Effective Date shall be paid, at the option of Debtor, (a) Cash in an amount equal to the amount of such Allowed Claim, or (b) Cash over a six-year period from the date of assessment as provided in section 1129(a)(9)(C) of the Bankruptcy Code, with interest payable at a rate of 8 1/4% per annum or such other rate as may be required by the Bankruptcy Code. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (x) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Case had not been commenced, (y) survive the Effective Date and Consummation of the Plan as if the Chapter 11 Case had not been commenced, and (z) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan shall leave unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

                                  ARTICLE III.

                          CLASSIFICATION AND TREATMENT
                    OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.   Summary

     The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and

1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

                    Class                          Status             Voting Rights
Class 1    --   Other Priority Claims            Unimpaired   --   not entitled to vote
Class 2    --   Secured Claims                   Unimpaired   --   not entitled to vote
Class 3    --   General Unsecured Claims         Unimpaired   --   not entitled to vote
Class 4    --   Old Senior Note Claims and Old
                Subordinated Note Claims         Impaired     --   entitled to vote
Class 5    --   Old Preferred Stock              Impaired     --   entitled to vote
Class 6    --   Old Common Stock                 Impaired     --   entitled to vote
Class 7    --   Other Securities Claims          Impaired     --   not entitled to vote

B.   Classification and Treatment

     1.   Class 1--Other Priority Claims

          (a) Classification: Class 1 consists of all Other Priority Claims.

          (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by the Plan. Unless the Holder of such Claim and Debtor agree to a different treatment, each Holder of an Allowed Class 1 Claim shall receive one of the following alternative treatments, at the election of Debtor:

               (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtor;

               (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by the Reorganized Debtor on the Effective Date, or (B) will be paid in full in Cash by the Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business; or

               (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

     Any default with respect to any Class 1 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

          (c) Voting: Class 1 is not impaired and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

     2.   Class 2--Secured Claims

          (a) Classification: Class 2 consists of all Secured Claims. For purposes of voting and distribution, each Holder of a Secured Claim shall be deemed to be classified in a separate subclass of Class 2.

          (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 2 Claims are unaltered by the Plan. Unless the Holder of such Claim and Debtor agree to a different treatment, each Holder of an Allowed Class 2 Claim shall receive one of the following alternative treatments, at the election of Debtor:

              (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

              (ii) Debtor shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Debtor or the Reorganized Debtor; or

              (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

     Any default with respect to any Class 2 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

          (c) Voting: Class 2 is not impaired and the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject the Plan.

     3.   Class 3--General Unsecured Claims

          (a) Classification: Class 3 consists of all General Unsecured Claims.

          (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by the Plan. Unless the Holder of such Claim and Debtor agree to a different treatment, each Holder of an Allowed Class 3 Claim shall receive one of the following alternative treatments, at the election of Debtor:

              (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtor;

              (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by the Reorganized Debtor on the Effective Date, or (B) will be paid in full in Cash by the Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business; or

              (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

     Any default with respect to any Class 3 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

          (c) Voting: Class 3 is not impaired and the Holders of Class 3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3 are not entitled to vote to accept or reject the Plan.

     4.   Class 4--Old Notes Claims

          (a) Classification: Class 4 consists of the Claims of Holders of Old Senior Notes or Old Subordinated Notes. For distribution purposes only, Class 4 is divided into (a) Subclass 4A (consisting of any Claim for principal or interest through the Petition Date under the Old Senior Notes), and (b) Subclass 4B (consisting of any Claim for principal or interest under the Old Subordinated Notes). Class 4 does not include any claims arising from the purchase or sale of the Old Senior Notes or the Old Subordinated Notes, for rescission of any purchase, or for damages arising from the purchase or sale, of the

     Old Senior Notes or the Old Subordinated Notes, or any other Claim related to the Old Senior Notes or the Old Subordinated Notes other than a Claim for principal and interest thereon.

          (b) Treatment:

          Subclass 4A Distribution. On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Senior Note Claim shall receive, in full and final satisfaction of such Claim, a distribution of its pro rata share of $250 million aggregate principal amount of New Notes and its pro rata share of 35,100,000 shares of New Common Stock, representing 87.75% of the New Common Stock to be issued pursuant hereto (subject to dilution by the New Warrants and the Management Options). The aggregate principal amount of New Notes and shares of New Common Stock to be received by Subclass 4A is subject to adjustment by the Subclass 4B Note Election and Subclass 4B Equity Purchase described below.

          Subclass 4B Distribution. On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Subordinated Note Claim shall receive in full and final satisfaction of such Claim its pro rata share of 3,100,000 shares of New Common Stock, representing 7.75% of the New Common Stock to be issued pursuant hereto (subject to dilution by exercise of the New Warrants and the Management Options):

          Subclass 4B Note Election. In lieu of receiving all or a portion of such Holder's share of the New Common Stock allocated to Subclass 4B, except as otherwise provided herein, each Holder of an Allowed Subclass 4B Claim shall have the right as exercisable pursuant to the Ballot for such Holder to receive a share of $10 million in New Notes, subject to an aggregate minimum subscription requirement of $500,000 principal amount of New Notes. Each Holder electing to receive all or any of its respective share of New Notes shall receive $1,000 principal amount of New Notes for each lot of 101.14 shares of New Common Stock such Holder elects not to receive. If more than $10 million in New Notes are subscribed for pursuant to the foregoing, each electing Holder will be entitled to receive an amount of New Notes in lieu of New Common Stock equal to (1) $10 million, multiplied by (2) a fraction, (a) the numerator of which is the amount of
     -------------
     Subclass 4B Claims held by such Holder in respect of which such Holder has elected to receive New Notes and (b) the denominator of which is the aggregate amount of Subclass 4B Claims in respect of which Holders have elected to receive New Notes; provided that Reorganized Debtor shall not be obligated in any event to issue New Notes other than in denominations of $1,000 or integral multiples thereof. If Holders of Allowed Subclass 4B Claims elect to receive any New Notes pursuant to the Subclass 4B Note Election, the principal amount of New Notes to be received by Holders of Allowed Subclass 4A Claims shall be reduced on a pro rata basis by such amount, and the New Common Stock to be received by Holders of Allowed Subclass 4A Claims shall be increased on a pro rata basis by the amount of New Common Stock forsaken by Holders of Subclass 4B Claims in lieu of New Notes.

          Limitation on Exercise of Subclass 4B Note Election. Any Holder of Subclass 4B Claims who is not a resident of the United States will be required to represent, to the satisfaction of Debtor in its sole discretion, that it satisfies certain qualifications in order to be permitted to participate in the Subclass 4B Note Election.

          Subclass 4B Equity Purchase. At the time of voting on the Plan, except as otherwise provided herein, each Holder of an Allowed Subclass 4B Claim shall also have the right to purchase for Cash its pro rata share of 2,306,644 shares of New Common Stock (i.e., 5.77% of the New Common Stock to be issued pursuant hereto, subject to dilution by the New Warrants and the Management Options), at a price of $17.85 per share (subject to an aggregate minimum purchase requirement of $500,000 by the Holders of Subclass 4B Claims). To the extent any Holders of Allowed Subclass 4B Claims elect to purchase any of such New Common Stock, (1) an amount equal to the cash proceeds received by Debtor in consideration for such New Common Stock shall be distributed to the Holders of Allowed Subclass 4A Claims on a pro rata basis on the Effective Date or as soon thereafter as practicable and (2) the amount of New Common Stock to be received by Allowed Subclass 4A Claims shall be reduced on a pro rata basis by the number of shares of the Subclass 4B Equity Purchase.

          Limitation on Exercise of Subclass 4B Equity Purchase. Any Holder of Subclass 4B Claims who is not a resident of the United States shall not be permitted to participate in the Subclass 4B Equity Purchase (unless it can demonstrate an exemption from applicable local securities laws).

          Subclass 4B Supplemental Distribution. Upon (a) a Stock Sale, (b) a Merger or (c) an Asset Sale, in each case prior to the third anniversary of the Effective Date hereof, each Holder of an Allowed Subclass 4B Claim will be entitled to its pro rata share of the Subclass 4B Supplemental Distribution from Reorganized Debtor upon the consummation of such transaction. The consideration to be paid pursuant to the Subclass 4B Supplemental Distribution, if any, shall be determined as follows:

------------------------------------------------------------------------------------------

Supplemental Distribution   Purchase Price Per Share     Implied Total Enterprise Value
-------------------------   ------------------------     ------------------------------
    (non-cumulative)
------------------------------------------------------------------------------------------
       $ 0                     less than $17.64              less than $1.45 billion
------------------------------------------------------------------------------------------

       $15 million             $17.64 - $19.61           greater than or equal to $1.45
                                                       billion but less than $1.55 billion
------------------------------------------------------------------------------------------

       $20 million             $19.62 - $21.57           greater than or equal to $1.55
                                                       billion but less than $1.65 billion
------------------------------------------------------------------------------------------

       $25 million             $21.58 - $23.52           greater than or equal to $1.65
                                                       billion but less than $1.75 billion
------------------------------------------------------------------------------------------

       $30 million             $23.53 and greater           $1.75 billion and greater
------------------------------------------------------------------------------------------

          The "Purchase Price Per Share" (as adjusted for stock splits, stock dividends, reverse stock splits and the like) shall be used to determine the amount of the Subclass 4B Supplemental Distribution in the case of a Stock Sale or Merger. The "Implied Total Enterprise Value" shall be used to determine the amount of the Subclass 4B Supplemental Distribution in the case of an Asset Sale. The Subclass 4B Supplemental Distribution shall be paid in the same form, whether cash, stock or other securities, as the consideration received by the Holders of the New Common Stock (in the case of a Stock Sale or Merger) or by Reorganized Debtor (in the case of an Asset Sale). The right of a Holder of a Subclass 4B Claim to receive its proportionate share of the Subclass 4B Supplemental Distribution shall not be assignable or transferable, other than by the laws of descent and distribution. Holders of Allowed Subclass 4B Claims who hold Old Subordinated Notes in bearer form will be required to provide certain identifying information at the Effective Date, to the satisfaction of Debtor in its sole discretion, in order to be eligible to participate in the Subclass 4B Supplemental Distribution.

          Limitation on Subclass 4B Supplemental Distribution. Any Holder of Subclass 4B Claims who is not a resident of the United States will be required to provide certain identifying information to Debtor as set forth in the applicable Ballot in order to be permitted to participate in the Subclass 4B Supplemental Distribution.

          Each Class 4 Claim shall be Allowed in the amount of the outstanding principal amount of such Class 4 Claim, plus simple interest accrued on the principal through the Petition Date. In the aggregate, Subclass 4A Claims are Allowed in the amount of $863.5 million and Subclass 4B Claims are Allowed in the amount of $95.9 million.

          (c) Voting: Class 4 is impaired and the Holders of Allowed Class 4 Claims are entitled to vote to accept or reject the Plan.

     5.   Class 5--Old Preferred Stock

          (a) Classification: Class 5 consists of all Old Preferred Stock. Class 5 does not include Other Securities Claims.

          (b) Treatment: If Class 5 accepts the Plan, on the Effective Date or as soon as practicable thereafter:

              (i) Each Holder of an Allowed Old Series A Preferred Stock Equity Interest shall receive in full and final satisfaction of such Equity Interests, a distribution of its pro rata share of (i) 124,742 shares of New Common Stock, representing .312% of the New Common Stock to be issued pursuant hereto (subject to dilution by the New Warrants and the Management Options), and (ii) 2,079,039 New Warrants exercisable into an equal number of shares of New Common Stock, representing 3.898% of the New Common Stock to be issued pursuant hereto (subject to dilution by the Management Options);

              (ii) Each Holder of an Allowed Old Series B Preferred Stock Equity Interest shall receive in full and final satisfaction of such Equity Interests, a distribution of its pro rata share of (i) 111,342 shares of New Common Stock, representing .278% of the New Common Stock to be issued pursuant hereto (subject to dilution by the New Warrants and the Management Options), and (ii) 1,855,693 New Warrants exercisable into an equal number of shares of New Common Stock, representing 3.479% of the New Common Stock to be issued pursuant hereto (subject to dilution by the Management Options); and

              (iii) Each Holder of Allowed Old Series C Preferred Stock shall receive in full and final satisfaction of such Equity Interests, a distribution of its pro rata share of (i) 5,665 shares of New Common Stock, representing .014% of the New Common Stock to be issued pursuant to the Plan (subject to dilution by the New Warrants and the Management Options), and (ii) 94,420 New Warrants exercisable into an equal number of shares of New Common Stock, representing .177% of the New Common Stock to be issued pursuant to the Plan (subject to dilution by the Management Options).

          The proposed treatment of Class 5 is subject to adjustment in the event that Class 5 and/or Class 6 rejects the Plan, as set forth in Section IV.E. below.

          Each Class 5 Equity Interest shall be Allowed in the amount of the number of shares of Old Preferred Stock held by each applicable Holder as of the Record Date.

          (c) Voting: Class 5 is impaired and Holders of Allowed Class 5 Equity Interests are entitled to vote to accept or reject the Plan. In the event Class 5 rejects the Plan, Debtor reserves the right to seek confirmation pursuant to section 1129(b) of the Bankruptcy Code as set forth in Section IV.E. below.

     6.   Class 6--Old Common Stock

          (a) Classification: Class 6 consists of all Old Common Stock. Class 6 does not include Other Securities Claims.

          (b) Treatment: On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Common Equity Interest shall receive, in full and final satisfaction of such Equity Interest, a pro rata portion of (i) 558,251 shares of New Common Stock, and (ii) New Warrants exercisable into 9,304,181 shares of New Common Stock. With respect to any employee pension benefit plan (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that contains Old Common Stock, the Debtor, at its election (after consultation with the Prepetition Noteholder Committees), may exchange with such plan(s) Cash in an amount equal to the value on the Effective Date of the New Warrants otherwise distributable to such plan(s) on account of the Old Common Stock held therein in lieu of such New Warrants.

          The proposed treatment of Class 6 is subject to adjustment in the event that Class 5 and/or Class 6 rejects the Plan, as set forth in Section IV.E. below.

          Each Class 6 Equity Interest shall be Allowed in the amount of the number of shares of Old Common Stock held by each applicable Holder as of the Record Date.

          (c) Voting: Class 6 is impaired and Holders of Allowed Class 6 Equity Interests are entitled to vote to accept or reject the Plan. In the event Class 6 rejects the Plan, Debtor reserves the right to seek confirmation pursuant to section 1129(b) of the Bankruptcy Code as set forth in Section IV.E. below.

     7.   Class 7--Other Securities Claims

          (a) Classification: Class 7 consists of Other Securities Claims.

          (b) Treatment: On the Effective Date, the Holders of Other Securities Claims shall neither receive any distributions nor retain any property under the Plan.

          (c) Voting: Class 7 is impaired, but because no distributions will be made to Holders of Class 7 Claims nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 7 is not entitled to vote to accept or reject the Plan.

C.   Special Provision Governing Unimpaired Claims

     Except as otherwise provided in the Plan, including as provided in Article X, nothing under the Plan shall affect Debtor's or the Reorganized Debtor's rights in respect of any Unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Unimpaired Claims.

                                   ARTICLE IV.

                       ACCEPTANCE OR REJECTION OF THE PLAN

A.   Voting Classes

     Each Holder of an Allowed Claim or Allowed Interest in Classes 4, 5, or 6 shall be entitled to vote to accept or reject the Plan.

B.   Acceptance by Impaired Classes

     An Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An Impaired Class of Interests shall have accepted the Plan if Holders (other than any Holder designated under Section 1126(e) of the Bankruptcy Code) that hold at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.

C.   Presumed Acceptance of Plan

     Classes 1, 2, and 3 are unimpaired under the Plan, and, therefore, are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

D.   Presumed Rejection of Plan

     Class 7 is impaired and shall receive no distributions, and, therefore, is presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

E.   Non-Consensual Confirmation

     Debtor reserves the right to seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection by Class 5 and/or Class 6. In the event that Class 5 and/or Class 6 fails to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, Debtor reserves the right (a) to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code and/or (b) to modify the Plan in accordance with Section XII.E. hereof. In the event that Class 5 rejects the

Plan and Class 6 accepts the Plan, (a) Classes 5 and 6 shall receive no consideration under the Plan and (b) Class 4 shall be deemed to have entered into a settlement pursuant to which the New Common Stock and New Warrants that were to have been distributed to Classes 5 and 6 under the Plan shall be distributed by Class 4 as follows: (1) Class 5 will receive 50% of the New Common Stock and 50% of the New Warrants that it would have received if it had approved the Plan and (2) Class 6 will receive, in addition to the amounts described in Section III.B. above, the remaining 50% of the New Common Stock and the remaining 50% of the New Warrants that would have been distributed to Class 5 if Class 5 had approved the Plan (such amount, the "Reduction Amount"). In the event that Class 5 accepts the Plan and Class 6 rejects the Plan, (a) Class 6 shall receive no consideration under the Plan and (b) Class 4 shall be deemed to have entered into a settlement pursuant to which the New Common Stock and New Warrants that were to have been distributed to Class 6 under the Plan shall be distributed by Class 4 as follows: (1) Class 6 will receive 50% of the New Common Stock and 50% of the New Warrants that it would have received if it had approved the Plan and (2) Class 5 will receive, in addition to the amounts described in Section III.B. above, the remaining 50% of the New Common Stock and the remaining 50% of the New Warrants that would have been distributed to Class 6 if Class 6 had approved the Plan. In the event that both Class 5 and Class 6 reject the Plan, (a) Classes 5 and 6 shall receive no consideration under the Plan and (b) Class 4 shall be deemed to have entered into a settlement pursuant to which the New Common Stock and New Warrants that were to have been distributed to Classes 5 and 6 under the Plan shall be distributed by Class 4 as follows: (1) Class 5 will receive 50% of the New Common Stock and 50% of the New Warrants that it would have received if it had approved the Plan, and the remaining 50% of the New Common Stock and the remaining 50% of the New Warrants that would have been distributed to Class 5 if Class 5 had approved the Plan shall not be issued, and (2) Class 6 will receive 50% of the New Common Stock and 50% of the New Warrants that it would have received if it had approved the Plan, and the remaining 50% of the New Common Stock and the remaining 50% of the New Warrants that would have been distributed to Class 6 if Class 6 had approved the Plan shall not be issued.

                                   ARTICLE V.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.   Continued Corporate Existence and Vesting of Assets in the Reorganized
     Debtor

     Debtor shall, as Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the laws of the State of New Jersey and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan, the New Notes, or any agreement, instrument or indenture relating thereto, on and after the Effective Date, all property of the Estate, and any property acquired by Debtor or Reorganized Debtor under the Plan, shall vest in Reorganized Debtor, free and clear of all Claims, liens, charges, or other encumbrances. On and after the Effective Date, Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

B. Cancellation of Old Notes, Old Preferred Stock, Old Common Stock and Stock Options

     On the Effective Date, except to the extent otherwise provided herein, all notes, instruments, certificates, and other documents evidencing (a) the Old Notes, (b) the Old Preferred Stock, (c) the Old Common Stock and (d) any stock options, warrants or other rights to purchase Old Common Stock shall be canceled and the obligations of Debtor thereunder or in any way related thereto shall be discharged. On the Effective Date, except to the extent otherwise provided herein, any indenture relating to any of the foregoing, including, without limitation, the Old Note Indentures, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of Debtor thereunder, except for the obligation to indemnify the Old Note Trustees, shall be discharged; provided that the indentures that govern the rights of the Holder of a Claim and that are administered by either of the Old Note Trustees, an agent or servicer shall continue in effect solely for the purposes of (y) allowing each Old Note Trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan and (z) permitting each Old Note Trustee, agent or servicer to maintain any rights or liens it may have for fees, costs and expenses under such indenture or other agreement. Any fees or expenses due to any such Old Note Trustees, agent or servicer shall be paid directly by Debtor and shall not be deducted from any distributions to the Holders of Claims and Equity Interests.

C.   Issuance of New Securities; Execution of Related Documents

     On or as soon as practicable after the Effective Date, Reorganized Debtor shall issue all securities, notes, instruments, certificates, and other documents of Reorganized Debtor required to be issued pursuant hereto, including, without limitation, the New Notes, the New Common Stock and the New Warrants, each of which shall be distributed as provided herein. Reorganized Debtor shall execute and deliver such other agreements, documents and instruments, including the New Note Indenture, the Registration Rights Agreements and the Warrant Agreement as are required to be executed pursuant to the terms hereof.

D.   Corporate Governance, Directors and Officers, and Corporate Action

     1.   Amended Certificate of Incorporation and By-laws

     On the Effective Date, Reorganized Debtor will file its Third Restated Certificate of Incorporation with the Secretary of State of the State of New Jersey in accordance with Sections 14A:9-1 and 14A:14-24 of the New Jersey Business Corporation Act. The Third Restated Certificate of Incorporation and the Restated By-laws will, among other things, (1) authorize 150,000,000 shares of New Common Stock, (2) authorize 20,000,000 shares of preferred stock, with voting rights and with other such designations, preferences, rights, qualifications, limitations or restrictions as determined by Reorganized Debtor's board of directors, (3) prohibit shareholder action by written consent other than unanimous written consent, (4) require shareholders to provide advance notice of any nominations or other business they intend to bring before an annual or special meeting of shareholders, and (5) permit only the board of directors, the chief executive officer or the president of Reorganized Debtor (and not the shareholders, except as otherwise permitted by New Jersey law) to call special shareholder meetings, (6) prohibit removal of directors without cause, (7) eliminate supermajority voting for mergers and certain other transactions and (8) move provisions relating to indemnification, director nominations and business brought before shareholder meetings from the by-laws to the certificate of incorporation. After the Effective Date, Reorganized Debtor may amend and restate its Third Restated Certificate of Incorporation and other constituent documents as permitted by New Jersey law.

     2.   Directors and Officers of the Reorganized Debtor

     Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the principal officers of Debtor immediately prior to the Effective Date will be the officers of Reorganized Debtor. Pursuant to section 1129(a)(5), Debtor will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on the initial board of directors of Reorganized Debtor. To the extent any such Person is an "insider" under the Bankruptcy Code, the nature of any compensation for such Person will also be disclosed. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of Debtor's Third Restated Certificate of Incorporation, other constituent documents or the New Jersey Business Corporation Act. Reorganized Debtor will have a seven person board of directors, initially consisting of Morten Arntzen, Jeffrey D. Benjamin, Robert W. Fisher, Cyrus F. Freidheim, Jr., Roderick M. Hills, Carl H. Lindner and Steven G. Warshaw.

     3.   Corporate Action

     On the Effective Date, the adoption and filing of the Third Restated Certificate of Incorporation, the approval of the Restated By-laws, the appointment of directors and officers for Reorganized Debtor, the adoption of the 2002 Stock Option Plan, and all actions contemplated hereby shall be authorized and approved in all respects (subject to the provisions hereof). All matters provided for herein involving the corporate structure of Debtor or Reorganized Debtor, and any corporate action required by Debtor or Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of Debtor or Reorganized Debtor. On the Effective Date, the appropriate officers of Reorganized Debtor and members of the board of directors of Reorganized Debtor are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of Reorganized Debtor.

E.   Sources of Cash for Plan Distribution

     All Cash necessary for Reorganized Debtor to make payments pursuant hereto shall be obtained from existing Cash balances, if any, and Cash received from CBI through existing cash management systems as advances, dividends or payment for services.

                                   ARTICLE VI.

                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

A.   Assumption of Executory Contracts and Unexpired Leases

     Immediately prior to the Effective Date, except as otherwise provided herein, all executory contracts or unexpired leases of Reorganized Debtor will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been rejected by order of the Bankruptcy Court,
(2) are the subject of a motion to reject pending on the Effective Date, (3) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date, as to be rejected, (4) that relate to the purchase or other acquisition of Equity Interests, or (5) are rejected pursuant to the terms hereof. Notwithstanding anything herein to the contrary, (a) immediately prior to the Effective Date, Debtor shall assume that certain letter agreement, dated March 21, 2001, with Houlihan pursuant to which, among other things, Debtor agreed to pay to Houlihan certain fees for advisory services rendered to the Prepetition Senior Noteholder Committee, and (b) on the Effective Date, Debtor shall make the payments set forth in such letter agreement. Notwithstanding anything herein to the contrary, Debtor shall not assume any COC Agreement unless a Waiver Condition has occurred with respect to such COC Agreement. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

B.   Claims Based on Rejection of Executory Contracts or Unexpired Leases

     All proofs of Claims with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against Debtor or Reorganized Debtor, their Estates and property unless otherwise ordered by the Bankruptcy Court or provided herein.

C.   Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

     Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

D.   Indemnification of Directors, Officers and Employees

     The obligations of Debtor to indemnify any Person serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such Person's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in Debtor's constituent documents, by a written agreement with Debtor or under New Jersey corporate law, shall be deemed and treated as executory contracts that are assumed by Reorganized Debtor pursuant hereto and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

E.   Compensation and Benefit Programs

     Except as otherwise expressly provided herein, all employment and severance agreements and policies, and all compensation and benefit plans, policies, and programs of Debtor applicable to its employees, former employees, retirees and non-employee directors and the employees, former employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, deferred compensation plans and life, accidental death and dismemberment insurance plans shall be treated as executory contracts under the Plan and on the Effective Date will be deemed assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

                                  ARTICLE VII.

                       PROVISIONS GOVERNING DISTRIBUTIONS

A.   Distributions for Claims and Equity Interests Allowed as of the Effective
     Date

     Except as otherwise provided herein or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims and Equity Interests that are allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made (i) on the Effective Date, or as soon as practicable thereafter for Holders who hold their Claims or Equity Interests through DTC, Euroclear, Clearstream or any similar clearing house or for direct Holders of Old Senior Notes or Old Preferred Stock, and (ii) in the case of all direct Holders of Subclass 4B Claims and Class 6 Equity Interests, as soon as practicable following the later of the Effective Date or the receipt by the Exchange Agent or Luxembourg Agent, as appropriate, of a properly executed Letter of Transmittal surrendering the certificates or instruments evidencing such Claims or Equity Interests.

     For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the New Notes, New Common Stock and New Warrants to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed; provided that Reorganized Debtor shall withhold any actual payment until such distribution is made and no interest shall accrue or otherwise be payable on any such withheld amounts.

B. Distributions by the Reorganized Debtor; Distributions with Respect to Debt Securities

     Except as otherwise provided herein, Reorganized Debtor shall make all distributions required under the Plan. Notwithstanding the provisions of Section V.B. herein regarding the cancellation of the Old Note Indentures, the Old Note Indentures shall continue in effect to the extent necessary to allow the Old Note Trustees to provide information to the Exchange Agent or Luxembourg Agent, as appropriate, to permit distributions of the New Notes and the New Common Stock to Holders of Subclass 4B Old Notes Claims and, if requested by the Reorganized Debtor, to receive New Notes and New Common Stock on behalf of the Holders of the Old Notes and make distributions pursuant to the Plan on account of the Old Notes as agent for Reorganized Debtor. The Old Note Trustees (or any agents or servicers) providing services related to distributions to the Holders of Allowed Old Note Claims shall receive, from Reorganized Debtor, reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services and upon the presentation of invoices to Reorganized Debtor.

C.   Delivery and Distributions and Undeliverable or Unclaimed Distributions

     1.   Delivery of Distributions in General

     Distributions to Holders of Allowed Claims and Allowed Equity Interests shall be made at the address of the Holder of such Claim or Equity Interest as indicated on the records of Debtor or, if such Holder holds such Claims or Equity Interests through DTC, Euroclear or Clearstream, distributions with respect to such Claims or Equity Interests will be made to DTC, Euroclear or Clearstream (as applicable) and DTC, Euroclear or Clearstream (as applicable) will, in turn, make appropriate book entries to reflect such distributions to such Holders, except that distributions to direct Holders of Allowed Subclass 4B Claims and Allowed Class 6 Equity Interests shall be made after the Effective Date as soon as practicable following the Exchange Agent's or Luxembourg Agent's receipt, as appropriate, of a properly executed letter of transmittal surrendering the certificates or instruments evidencing such

Claims or Equity Interests. Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions to Holders of Old Senior Note Claims and Old Subordinated Note Claims shall be made in accordance with the provisions of the applicable Old Note Indenture, and distributions to Holders of Equity Interests will be made to Holders of record as of the Distribution Record Date.

     2.   Undeliverable Distributions

          (a) Holding of Undeliverable Distributions. If any distribution to a Holder of an Allowed Claim or Allowed Equity Interest is returned to Reorganized Debtor as undeliverable, no further distributions shall be made to such Holder unless and until Reorganized Debtor is notified in writing of such Holder's then-current address. Undeliverable distributions shall remain in the possession of Reorganized Debtor subject to Section VII.C.(b) below until such time as a distribution becomes deliverable. Undeliverable Cash (including interest and principal on the New Notes) shall not be entitled to any interest, dividends or other accruals of any kind. As soon as reasonably practicable, Reorganized Debtor shall make all distributions that become deliverable.

          (b) Failure to Claim Undeliverable Distributions. In an effort to ensure that all Holders of valid Allowed Claims and Allowed Equity Interests receive their allocated distributions, sixty (60) days after the Effective Date, Debtor will file with the Bankruptcy Court a listing of unclaimed distribution holders. This list will be maintained for as long as the bankruptcy case stays open. Any Holder of an Allowed Claim or Allowed Equity Interest (irrespective of when a Claim or Equity Interest became an Allowed Claim or Allowed Equity Interest) that does not assert a Claim or Equity Interest pursuant hereto for an undeliverable distribution (regardless of when not deliverable) within one year after the Effective Date (or with respect to the Subclass 4B Supplemental Distribution only, one year after the date on which each Holder of a Subclass 4B Claim becomes entitled to a proportionate share thereof) shall have its Claim or Equity Interest for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim or Equity Interest against Reorganized Debtor or its property. In such cases: (i) any Cash held for distribution on account of such Claims or Equity Interests shall be property of Reorganized Debtor, free of any restrictions thereon; and (ii) any New Notes, New Common Stock or New Warrants held for distribution on account of such Claims or Equity Interests shall be canceled and of no further force or effect. Nothing contained herein shall require Reorganized Debtor to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest.

     3. Compliance with Tax Requirements/Allocations. In connection with the Plan, to the extent applicable, Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. For tax purposes, distributions received in respect of Allowed Claims will be allocated first to unpaid interest that accrued on such Claims with any excess allocated to the principal amount of Allowed Claims.

D.   Distribution Record Date

     As of the close of business on the Distribution Record Date, the transfer register for the Old Notes as maintained by Debtor, the Old Note Trustees, or their respective agents, and the transfer register for the Old Stock, as maintained by Debtor or its agent, shall be closed and there shall be no further changes in the record Holders of any Old Notes or Old Stock. Moreover, Reorganized Debtor shall have no obligation to recognize the transfer of any Old Notes or Old Stock occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date. There is no Distribution Record Date for Holders of Old Subordinated Notes held in bearer form.

E.   Timing and Calculation of Amounts to be Distributed

     On the Effective Date or as soon as practicable thereafter and, if applicable, as soon as practicable after the Effective Date and the Exchange Agent's or Luxembourg Agent's receipt, as appropriate, of a letter of transmittal from direct Holders of Subclass 4B Claims and Class 6 Equity Interests and any document or deliveries to be made therewith, each Holder of an Allowed Claim against or Allowed Interest in Debtor shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class. If and to the extent that there are Disputed Claims or Disputed Equity Interests, beginning on the date that is 20 calendar days after the end of the calendar quarter following the Effective Date and 20 calendar days after the end of each calendar quarter thereafter, distributions shall also be made, pursuant hereto, to Holders of Disputed Claims or Disputed Equity Interests in any Class whose Claims or Equity Interests were allowed during the preceding calendar quarter. Such quarterly distributions shall also be in the full amount that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class.

F.   Minimum Distribution

     The New Notes will be issued in denominations of $1,000 and integral multiples thereof, and no New Note will be issued in a denomination other than $1,000 or an integral multiple thereof. The New Common Stock and New Warrants will be issued in whole number lots and for whole shares. If a registered record Holder of an Allowed Claim is entitled to the distribution of an amount of New Notes that is not an integral multiple of $1,000 or the Holder of an Allowed Claim or Allowed Interest is entitled to the distribution of a fractional share of New Common Stock or a New Warrant exercisable into a fractional share of New Common Stock, unless otherwise determined and approved by the Bankruptcy Court, the fractional distribution to which such Holder would be entitled shall be aggregated with all other such similar distributions by Debtor (or its agent), and as soon as practicable after the Effective Date, sold by Debtor (or its agent) in a commercially reasonable manner. Upon the completion of such sale, the net proceeds thereof shall be distributed (without interest) pro rata (a) in the case of the New Notes, to the Holders of Allowed Claims, based upon the fraction of a New Note each such Holder would have been entitled to receive or deemed to hold had Debtor issued New Notes in denominations smaller than $1,000 and (b) in the case of New Common Stock and New Warrants, to the Holders of Allowed Claims and Allowed Interests, based upon the fractional share of New Common Stock or New Warrants each such Holder would have been entitled to receive or deemed to hold had Debtor issued fractional shares of New Common Stock or New Warrants exercisable into fractional shares of New Common Stock. Such distributions shall be in lieu of any other distribution. However, if Euroclear and/or Clearstream are unable or unwilling to facilitate the proposed sale of fractional shares of New Common Stock cleared through such system, the distributions to each Holder holding Claims through Clearstream or Euroclear (either directly or through a Nominee) will be rounded up or down to the nearest whole share of New Common Stock.

G.   Setoffs

     Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim or Allowed Interest and the distributions to be made pursuant hereto on account of such Claim or Equity Interest (before any distribution is made on account of such Claim or Equity Interest), the Claims, Equity Interests, rights and causes of action of any nature that Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim or Allowed Interest; provided that neither the failure to effect such a setoff nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by Debtor or Reorganized Debtor of any such Claims, Equity Interests, rights and causes of action that Debtor or Reorganized Debtor may possess against such Holder, except as specifically provided herein.

H.   Surrender of Canceled Instruments or Securities

     Except as set forth in Section VII.C. herein, as a condition precedent to receiving any distribution pursuant hereto on account of an Allowed Subclass 4B Claim relating to the Old Subordinated Notes held directly in bearer form or Allowed Class 6 Equity Interest evidenced by the instruments, securities or other documentation canceled pursuant to Section V.B. above, the Holder of such Subclass 4B Claim or Class 6 Equity Interest shall transmit the applicable instruments, securities or other documentation evidencing such Subclass 4B Claim or Class 6 Equity Interest to the Exchange Agent or Luxembourg Agent, as appropriate. Any New Notes, New Common Stock or New Warrants to be distributed pursuant hereto on account of any such Subclass 4B Claim or Class 6 Equity Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section VII.C. hereof.

     1.   Old Subordinated Notes and Old Common Stock

     Each direct Holder of an Allowed Claim relating to the Old Subordinated Notes shall tender its Old Subordinated Notes relating to such Allowed Claim (it being understood that Euroclear and Clearstream will transmit Old Subordinated Notes in bearer form cleared through each respective system on behalf of their respective customers), and each record Holder of an Allowed Equity Interest representing Old Common Stock shall transmit the certificates representing its Old Common Stock to the Exchange Agent in accordance with written instructions to be provided to such Holders by Reorganized Debtor as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Old Subordinated Notes or stock certificates representing Old Common Stock will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Old Subordinated Notes or stock certificates with a letter of transmittal in accordance with such instructions. All surrendered Old Subordinated Notes and stock certificates shall be marked as canceled. If any Holder of Old Subordinated Notes in bearer form submits bearer bonds without coupons or coupons only, Debtor shall adjust the consideration exchanged therefor appropriately.

     2.   Failure to Surrender Canceled Instruments

     Any direct Holder of Allowed Claims relating to the Old Subordinated Notes or any direct Holder of Allowed Interests relating to Old Common Stock that fails to surrender or is deemed to have failed to surrender its Old Subordinated Notes or certificates representing its Old Common Stock required to be tendered hereunder within one year after the Effective Date shall have its claim for a distribution pursuant hereto on account of such Allowed Claim or Allowed Interests discharged and shall be forever barred from asserting any such Claim or Equity Interest against Reorganized Debtor or its properties. In such cases, any New Notes, New Common Stock or New Warrants held for distribution on account of such Claim or Equity Interest shall be disposed of pursuant to the provisions set forth in Section VII.C. above.

I.   Lost, Stolen, Mutilated or Destroyed Debt Securities

     In addition to any requirements under the Old Note Indentures or any related agreement or Debtor's Second Restated Certificate of Incorporation or By-laws, any direct Holder of a Claim evidenced by an Old Subordinated Note or an Equity Interest evidenced by an Old Common Stock certificate that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Subordinated Note or stock certificate, deliver to Reorganized Debtor: (a) an affidavit of loss reasonably satisfactory to Reorganized Debtor setting forth the unavailability of the Old Subordinated Note or stock certificate; and (b) such additional security or indemnity as may be reasonably required by Reorganized Debtor to hold Reorganized Debtor harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Subclass 4B Claim or Allowed Class 6 Equity Interest. Upon compliance with this procedure by a Holder of a Claim evidenced by an Old Note or an Equity Interest evidenced by an Old Common Stock certificate, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such bearer note or certificate.

                                 ARTICLE VIII.

                PROCEDURES FOR RESOLUTION OF DISPUTED, CONTINGENT
                   AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS

A.   Resolution of Disputed Claims

     1.   Prosecution of Objections to Claims

     After the Effective Date, Debtor and Reorganized Debtor shall have the exclusive authority on or before the Claims Objection Bar Date to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims or Equity Interests. From and after the Effective Date, Debtor and Reorganized Debtor may settle or compromise any Disputed Claim or Equity Interest without approval of the Bankruptcy Court. Debtor also reserves the right to resolve any Disputed Claims or Equity Interests outside the Bankruptcy Court under applicable governing law.

     2.   Estimation of Claims and Equity Interests

     Debtor or Reorganized Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim or Equity Interest pursuant to section 502(c) of the Bankruptcy Code regardless of whether Debtor or Reorganized Debtor has previously objected to such Claim or Equity Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim or Equity Interest at any time during litigation concerning any objection to any Claim or Equity Interest, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, Debtor or Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims or Equity Interests and objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims and Equity Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

     3.   Payments and Distributions on Disputed Claims and Equity Interests

     Notwithstanding any provision herein to the contrary, except as otherwise agreed by Reorganized Debtor in its sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim or Equity Interest until the resolution of such disputes by settlement or Final Order. On the date or, if such date is not a business day, on the next successive business day that is 20 calendar days after the calendar quarter in which a Disputed Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, the Holder of such Allowed Claim or Allowed Equity Interest will receive all payments and distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) (or an Allowed Equity Interest(s) and a Disputed Equity Interest(s)) will not receive the appropriate payment or distribution on the Allowed Claim(s) (or Allowed Equity Interest(s)), except as otherwise agreed by Reorganized Debtor in its sole discretion, until the Disputed Claim(s) or Disputed Equity Interest(s) are resolved by settlement or Final Order. In the event there are Disputed Claims or Equity Interests requiring adjudication and resolution, Debtor reserves the right, or upon order of the Court, to establish appropriate reserves for potential payment of such Claims or Equity Interests.

B.   Allowance of Claims and Equity Interests

     Except as expressly provided herein or in any order entered in the Chapter 11 Case prior to the Effective Date (including the Confirmation Order), no Claim or Equity Interest shall be deemed Allowed, unless and until such Claim or Equity Interest is deemed Allowed under the Bankruptcy Code or the Bankruptcy Court enters a Final Order in the Chapter 11 Case allowing such Claim or Equity Interest. Except as expressly provided in the Plan or any order entered in the Chapter 11 Case prior to the Effective Date (including the Confirmation Order), Reorganized Debtor after confirmation will have and retain any and all rights and defenses Debtor had with respect to any Claim or Equity Interest as of the date Debtor filed its petition for relief under the Bankruptcy Code. All Claims of any Person or Entity that owes money to Debtor shall be disallowed unless and until such Person or Entity pays the amount it owes Debtor in full.

C.   Controversy Concerning Impairment

     If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, are Impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy before the Confirmation Date.

                                  ARTICLE IX.

                      CONDITIONS PRECEDENT TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

A.   Condition Precedent to Confirmation

     It shall be a condition to Confirmation hereof that all provisions, terms and conditions hereof are approved in the Confirmation Order. In addition, the entry of the Confirmation Order shall be deemed an approval of the 2002 Stock Option Plan and the Management Incentive Shares.

B.   Conditions Precedent to Consummation

     It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of
Section IX.C. herein:

     1. The Confirmation Order confirming the Plan, as the Plan may have been modified, shall have been entered and become a Final Order in form and substance reasonably satisfactory to Debtor and the Creditors Committee (or if no Creditors Committee is appointed, the Prepetition Noteholder Committees, voting by the respective aggregate principal amounts represented by each such Prepetition Noteholder Committee) and shall provide that:

              (i) Debtor and Reorganized Debtor are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

              (ii) the provisions of the Confirmation Order are nonseverable and mutually dependent;

              (iii) Reorganized Debtor is authorized to issue the New Notes, New Common Stock, New Warrants, and Management Options and is authorized to enter into the New Note Indenture; and

              (iv) the New Notes, New Common Stock, and New Warrants issued under the Plan in exchange for Claims against and Equity Interests in Debtor are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that Holders of the New Notes, New Common Stock and New Warrants are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code.

     2. The following agreements, in form and substance satisfactory to Reorganized Debtor and the Creditors Committee (or if no Creditors Committee is appointed, the Prepetition Noteholder Committees, voting by the respective aggregate principal amounts represented by each such Prepetition Noteholder Committee) shall have been tendered for delivery and all conditions precedent thereto shall have been satisfied:

          (a) the Third Restated Certificate of Incorporation and By-laws of Reorganized Debtor;

          (b) the New Note Indenture and all similar documents provided for therein or contemplated thereby;

          (c) the Warrant Agreement, and all similar documents provided for therein or contemplated thereby;

          (d) Registration Rights Agreements, if any; and

          (e) the 2002 Stock Option Plan.

     3. The Third Restated Certificate of Incorporation of Reorganized Debtor shall have been filed with the Secretary of State of the State of New Jersey.

     4. All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

     5. The new board of directors of Reorganized Debtor shall have been appointed.

     6. The New Note Indenture shall have been qualified under the Trust Indenture Act.

     7. Reorganized Debtor shall have received a waiver or amendment of CBI's financing arrangements with Foothill Capital Corporation, as agent for the lenders thereto, in order to permit distributions by CBI to Debtor for the payment of principal and interest on the New Notes and waive any other defaults that would result from implementation of the Plan, or shall have negotiated a replacement financing facility, in order to service Reorganized Debtor's indebtedness under the New Notes.

C.   Waiver of Conditions

     Except as otherwise required by the Lock Up Agreement, Debtor, in its sole discretion (but in the case of any condition that adversely affects the treatment of Holders of Class 4 Claims, subject to the approval of the Creditors Committee (or if no Creditors Committee is appointed, the Prepetition Noteholder Committees, voting by the respective aggregate principal amounts represented by each such Prepetition Noteholder Committee) (not to be unreasonably withheld, delayed or denied)), may waive any of the conditions to Confirmation of the Plan and/or to Consummation of the Plan set forth in this Article IX at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Plan.

D.   Effect of Non-occurrence of Conditions to Consummation

     If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, Debtor; (2) prejudice in any manner the rights of Debtor or (3) constitute an admission, acknowledgment, offer or undertaking by Debtor in any respect.

                                   ARTICLE X.

                   RELEASE, INJUNCTIVE AND RELATED PROVISIONS

A.   Subordination

     The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments hereunder take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant hereto. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled in this manner.

B.   Limited Releases by Debtor

     Except as otherwise specifically provided herein, for good and valuable consideration, including the obligations and undertakings of the Noteholder Releasees set forth in the Plan, the agreement of the Prepetition Noteholder Committees to their treatment set forth in the Lock Up Agreement, and the service of the D&O Releasees to facilitate the expeditious reorganization of Debtor and the implementation of the restructuring contemplated by the Plan, the D&O Releasees and the Noteholder Releasees, on and after the Effective Date, are released by Debtor and Reorganized Debtor from any and all Claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that Debtor or its subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than Claims or liabilities (a) in respect of ordinary commercial relationships between Debtor and any such Person or (b) in respect of any act or omission of such Person, Entity or Professional that is determined in a Final Order not to have been taken in good faith and in a manner believed to be in or not opposed to the best interests of Debtor, including its subsidiaries, and in the case of D&O Releasees, for Claims or liabilities (y) in respect of any loan, advance or similar payment by Debtor or its subsidiaries to any such Person or (z) in respect of any contractual obligation owed by such Person to Debtor or its subsidiaries. No portion of the limited releases by Debtor in any way impairs (other than as provided in Article X herein) any cause of action or Claim of any person or entity against Debtor or any other party not specifically released hereby.

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

C.   Limited Releases by Holders of Claims

     On and after the Effective Date, each Holder of a Claim (a) who has accepted the Plan or (b) who is entitled to receive a distribution of property in connection with the Plan, shall be deemed to have unconditionally released the D&O Releasees from any and all Claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to (w) the purchase or sale, or the rescission of a purchase or sale, of any security of Debtor, (x) Debtor or Reorganized Debtor,
(y) the Chapter 11 Case, or (z) the negotiation, formulation and preparation of the Plan, the Lock Up Agreement or any related agreements, instruments or other documents. No portion of the limited releases by the Holders of Claims in any way impairs (other than as provided in this Article X) any cause of action or Claim of any person or entity against any party (i) not specifically released hereby or (ii) in respect of any act or omission that is determined in a Final Order not to have been taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Debtor and its subsidiaries.

D.   Exculpation

     Debtor, Reorganized Debtor, the D&O Releasees, the Noteholder Releasees and the Creditors Committee (if any) and their members and professionals (acting in such capacity) shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Lock Up Agreement, or any other act taken or omitted to be taken in connection with or in contemplation of any restructuring of the Old Notes, the Old Preferred Stock and/or the Old Common Stock; provided that the provisions of this Section X.D. shall have no effect on the liability of any Person, Entity or Professional that results from any such act or omission that is determined in a Final Order not to have been taken in good faith and in a manner believed to be in or not opposed to the best interests of (x) Debtor, including its subsidiaries, or (y) in the case of the Prepetition Noteholder Committees, the applicable Old Notes.

E.   Preservation of Rights of Action

     Except as otherwise provided herein or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized Debtor shall retain and may exclusively enforce and settle any Claims, rights and causes of action that Debtor or the Estate may hold against any Person or Entity. Reorganized Debtor may pursue such retained Claims, rights or causes of action, as appropriate, in accordance with the best interests of Reorganized Debtor. On the Effective Date, Reorganized Debtor shall be deemed to waive and release any Claims, rights or Causes of Action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code held by Reorganized Debtor against any Person or Entity.

F.   Discharge of Claims and Termination of Equity Interests

     Except as otherwise provided herein: (1) the rights afforded herein and the treatment of all Claims and Equity Interests herein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against Debtor or any of its assets or properties, (2) on the Effective Date, all such Claims against, and Equity Interests in, Debtor shall be satisfied, discharged and released in full and (3) all Persons and Entities shall be precluded from asserting against Reorganized Debtor, its successor or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as expressly provided herein, the Plan does not impair the rights of any Holders of Class 3 Claims, including but not limited to: (i) Holders of Claims under executory and nonexecutory contracts and leases (other than any contractual rights to purchase or otherwise acquire Equity Interests); (ii) Persons or Entities entitled to contractual or common law rights of indemnity, contribution and reimbursement; (iii) claims of any party or entity relating to any environmental condition as to which Debtor is or may be liable; or (iv) any Persons or Entities involved in litigation with Debtor.

G.   Injunction

     From and after the Effective Date, all Holders of Claims or Equity Interests in Classes 4, 5, 6 and 7 will be permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy or liability released or to be released pursuant hereto.

                                  ARTICLE XI.

                            RETENTION OF JURISDICTION

     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Case after the Effective Date as legally permissible, including jurisdiction to:

     1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

     2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

     3. resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which Debtor is party or with respect to which Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI herein to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

     4. ensure that distributions to Holders of Allowed Claims and Allowed Equity Interests are accomplished pursuant to the provisions hereof;

     5. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving Debtor that may be pending on the Effective Date;

     6. enter such orders as may be necessary or appropriate to implement or consummate the provisions hereof and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

     7. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

     8. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

     9. resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X hereof and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

     10. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

     11. determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

     12. enter an order and/or final decree concluding the Chapter 11 Case.

                                  ARTICLE XII.

                            MISCELLANEOUS PROVISIONS

A.   Effectuating Documents, Further Transactions and Corporation Action

     Each of Debtor and Reorganized Debtor is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions hereof and the notes and securities issued pursuant hereto.

     Prior to, on or after the Effective Date (as appropriate), all matters provided for hereunder that would otherwise require approval of the shareholders or directors of Debtor or Reorganized Debtor shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the State of New Jersey without any requirement of further action by the shareholders or directors of Debtor or Reorganized Debtor.

B.   Dissolution of Committee(s)

     Upon the entry of an order or final decree concluding the Chapter 11 Case, the Creditors Committee (if any) shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Case.

C.   Payment of Statutory Fees

     All fees payable pursuant to section 1930(a) of Title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Case is converted, dismissed or closed, whichever occurs first.

D.   Modification of Plan

     Subject to the limitations contained in the Plan and the Lock Up Agreement,
(1) Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, Debtor or Reorganized Debtor, as the case may be, may (with the consent of the Creditors Committee (or if no Creditors Committee has been appointed, by the Prepetition Noteholder Committees voting by the respective aggregate principal amounts represented by each such Prepetition Noteholder Committee) (not to be unreasonably withheld, delayed or denied)), upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

E.   Revocation of Plan

     Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If Debtor revokes or withdraws the Plan, or if Confirmation or Consummation does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant hereto, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Equity Interests in, such Debtor or any other Person, (ii) prejudice in any manner the rights of such Debtor or any other Person, or (iii) constitute an admission of any sort by Debtor or any other Person.

F.   Successors and Assigns

     The rights, benefits and obligations of any Person or Entity named or referred to herein shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

G.   Reservation of Rights

     Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by Debtor with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of Debtor with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

H.   Section 1146 Exemption

     Pursuant to section 1146(c) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

I.   Further Assurances

     Debtor, Reorganized Debtor and all Holders of Claims receiving distributions hereunder and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

J.   Service of Documents

     Any pleading, notice or other document required by the Plan to be served on or delivered to Reorganized Debtor shall be sent by first class U.S. mail, postage prepaid to:

               Chiquita Brands International, Inc.
               250 East Fifth Street
               Cincinnati, Ohio  45202
               Attn:    Robert W. Olson, Senior Vice President,
               General Counsel and Secretary

               with copies to:
               --------------

               Kirkland & Ellis
               200 E. Randolph Drive
               Chicago, Illinois 60601
               Attn:    Matthew N. Kleiman, Esq.

               Dinsmore & Shohl LLP
               1900 Chemed Center
               255 East Fifth Street
               Cincinnati, Ohio  45202
               Attn:    Kim Martin Lewis, Esq.

K.   Filing of Additional Documents

     On or before the Effective Date, Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

                                  Respectfully Submitted,

                                  CHIQUITA BRANDS INTERNATIONAL, INC.


                             By:  /s/ Robert W. Olson
                                  ----------------------------------------------
                                  Name:  Robert W. Olson
                                  Title: Senior Vice President, General Counsel
                                           and Secretary